                        CREDIT AGREEMENT


                  dated as of December 22, 1995


                              among


                       IMI SYSTEMS INC.,
        OLSTEN CORPORATION and such of the Subsidiaries
          of IMI and/or Olsten as are signatory hereto,


                               and


                           FLEET BANK

                        TABLE OF CONTENTS




ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS  . . . . . . . . . . .1
     Section 1.01.  Definitions  . . . . . . . . . . . . . . .  1
     Section 1.02.  Accounting Terms . . . . . . . . . . . . . 14


ARTICLE 2.  REVOLVING CREDIT COMMITMENT  . . . . . . . . . . . 14
     Section 2.01.  Revolving Credit Loans . . . . . . . . . . 14
     Section 2.02.  The Revolving Credit Note  . . . . . . . . 14
     Section 2.03.  Use of Proceeds  . . . . . . . . . . . . . 14
     Section 2.04.  Borrowing Procedures for Revolving
                     Credit Loans. . . . . . . . . . . . . . . 15
     Section 2.05.  Interest Periods, Continuations and
                     Conversions . . . . . . . . . . . . . . . 15
     Section 2.06.  Changes of Commitments . . . . . . . . . . 16
     Section 2.07.  Minimum Amounts  . . . . . . . . . . . . . 17


ARTICLE 3.  TERM LOAN. . . . . . . . . . . . . . . . . . . . . 17
     Section 3.01.  Term Loan. . . . . . . . . . . . . . . . . 17
     Section 3.02.  The Term Note.   . . . . . . . . . . . . . 17
     Section 3.03.  Amortization of Term Loan.   . . . . . . . 18
     Section 3.04.  Interest Periods; Continuations and
                     Conversions.. . . . . . . . . . . . . . . 18


ARTICLE 4.  GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS . . . 19
     Section 4.01.  Certain Notices  . . . . . . . . . . . . . 19
     Section 4.02.  Prepayments  . . . . . . . . . . . . . . . 20
     Section 4.03.  Interest . . . . . . . . . . . . . . . . . 21
     Section 4.04.  Commitment Fee . . . . . . . . . . . . . . 22
     Section 4.05.  Payments Generally . . . . . . . . . . . . 22
     Section 4.06.  Term Loan Facility Fee.  . . . . . . . . . 23


ARTICLE 5.  YIELD PROTECTION; ETC. . . . . . . . . . . . . . . 24
     Section 5.01.  Additional Costs . . . . . . . . . . . . . 24
     Section 5.02.  Limitation on Types of Loans . . . . . . . 25
     Section 5.03.  Illegality . . . . . . . . . . . . . . . . 26
     Section 5.04.  Certain Variable Rate Loans Pursuant
                     To Sections 5.01, 5.02 and 5.03 . . . . . 26
     Section 5.05.  Certain Compensation . . . . . . . . . . . 26












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ARTICLE 6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . 27
     Section 6.01.  Documentary Conditions Precedent . . . . . 27
     Section 6.02.  Additional Conditions Precedent  . . . . . 29
     Section 6.03.  No Default Certificate and Deemed
                     Representations . . . . . . . . . . . . . 30


ARTICLE 7.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 30
     Section 7.01.  Incorporation, Good Standing and Due
                     Qualification; Compliance with Law. . . . 30
     Section 7.02.  Corporate Power and Authority;
                     No Conflicts. . . . . . . . . . . . . . . 30
     Section 7.03.  Legally Enforceable Agreements . . . . . . 31
     Section 7.04.  Litigation . . . . . . . . . . . . . . . . 31
     Section 7.05.  Financial Statements . . . . . . . . . . . 31
     Section 7.06.  Ownership and Liens  . . . . . . . . . . . 32
     Section 7.07.  Taxes  . . . . . . . . . . . . . . . . . . 32
     Section 7.08.  ERISA  . . . . . . . . . . . . . . . . . . 33
     Section 7.09.  Subsidiaries and Ownership of Stock  . . . 33
     Section 7.10.  Credit Arrangements  . . . . . . . . . . . 33
     Section 7.11.  Operation of Business  . . . . . . . . . . 33
     Section 7.12.  Hazardous Substances . . . . . . . . . . . 34
     Section 7.13.  No Default on Outstanding Judgments
                     or Orders . . . . . . . . . . . . . . . . 34
     Section 7.14.  No Defaults on Other Agreements  . . . . . 35
     Section 7.15.  Labor Disputes and Acts of God . . . . . . 35
     Section 7.16.  Governmental Regulation  . . . . . . . . . 35
     Section 7.17.  Partnerships . . . . . . . . . . . . . . . 35
     Section 7.18.  No Forfeiture  . . . . . . . . . . . . . . 35
     Section 7.19.  No Default or Event of Default . . . . . . 36
     Section 7.20.  Accounts Receivable  . . . . . . . . . . . 36
     Section 7.21.  Solvency . . . . . . . . . . . . . . . . . 36
     Section 7.22.  Material Adverse Change  . . . . . . . . . 36
     Section 7.23.  Consolidated Total Assets  . . . . . . . . 36


ARTICLE 8.  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . 36
     Section 8.01.  Maintenance of Existence . . . . . . . . . 36
     Section 8.02.  Conduct of Business  . . . . . . . . . . . 37
     Section 8.03.  Maintenance of Properties  . . . . . . . . 37
     Section 8.04.  Maintenance of Records . . . . . . . . . . 37
     Section 8.05.  Maintenance of Insurance . . . . . . . . . 37
     Section 8.06.  Compliance with Laws . . . . . . . . . . . 37
     Section 8.07.  Right of Inspection  . . . . . . . . . . . 37
     Section 8.08.  Reporting Requirements . . . . . . . . . . 38

     Section 8.09.  Payment of Obligations . . . . . . . . . . 41
     Section 8.10.  Consolidated Total Assets  . . . . . . . . 41


ARTICLE 9.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . 42
     Section 9.01.  Debt . . . . . . . . . . . . . . . . . . . 42
     Section 9.02.  Liens  . . . . . . . . . . . . . . . . . . 43
     Section 9.03.  Investments  . . . . . . . . . . . . . . . 44
     Section 9.04.  Sale of Assets . . . . . . . . . . . . . . 46
     Section 9.05.  Transactions with Affiliates . . . . . . . 47
     Section 9.06.  Mergers, Etc.  . . . . . . . . . . . . . . 47
     Section 9.07.  Acquisitions . . . . . . . . . . . . . . . 48
     Section 9.08.  No Activities Leading to Forfeiture  . . . 48
     Section 9.09.  Amendments to Indenture; Certain
                     Voluntary Prepayments; etc. . . . . . . . 48
     Section 9.10.  Corporate Documents; Fiscal Year . . . . . 48


ARTICLE 10.  FINANCIAL COVENANTS . . . . . . . . . . . . . . . 48
     Section 10.01.  Minimum Consolidated Working Capital  . . 48
     Section 10.02.  Minimum Consolidated Tangible Net
                      Worth. . . . . . . . . . . . . . . . . . 49
     Section 10.03.  Current Ratio . . . . . . . . . . . . . . 49
     Section 10.04.  Consolidated Total Liabilities To
                      Consolidated Tangible Net Worth Ratio. . 50
     Section 10.05.  Fixed Coverage Ratio  . . . . . . . . . . 50
     Section 10.06.  Funded Debt to Consolidated Net
                      Operating Cash Flow. . . . . . . . . . . 50


ARTICLE 11.  EVENTS OF DEFAULT.  . . . . . . . . . . . . . . . 50
     Section 11.01.  Events of Default . . . . . . . . . . . . 51
     Section 11.02.  Remedies  . . . . . . . . . . . . . . . . 53


ARTICLE 12.  THIS ARTICLE IS INTENTIONALLY LEFT BLANK 53


ARTICLE 13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . 53
     Section 13.01.  Amendments and Waivers  . . . . . . . . . 53
     Section 13.02.  Usury . . . . . . . . . . . . . . . . . . 54
     Section 13.03.  Expenses  . . . . . . . . . . . . . . . . 54
     Section 13.04.  Survival  . . . . . . . . . . . . . . . . 54
     Section 13.05.  Assignment; Participation . . . . . . . . 54
     Section 13.06.  Special Provision With Respect To New
                      Subsidiaries . . . . . . . . . . . . . . 55
     Section 13.07.  Notices . . . . . . . . . . . . . . . . . 55












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
     Section 13.08.  Setoff  . . . . . . . . . . . . . . . . . 56
     Section 13.09.  Jurisdiction; Immunities  . . . . . . . . 56
     Section 13.10.  Table of Contents; Headings . . . . . . . 57
     Section 13.11.  Severability. . . . . . . . . . . . . . . 57
     Section 13.12.  Counterparts. . . . . . . . . . . . . . . 57
     Section 13.13.  Integration . . . . . . . . . . . . . . . 57
     Section 13.14.  Governing Law . . . . . . . . . . . . . . 57
     Section 13.15.  Treatment of Certain Information  . . . . 57
     Section 13.16.  Co-Borrowers' Attorney-in-Fact  . . . . . 57
     Section 13.17.  Joint and Several Obligations.    . . . . 58


EXHIBITS

     Exhibit A      Form of Revolving Credit Note
     Exhibit A-1    Form of Term Note
     Exhibit B      Opinion of Counsel for Co-Borrowers
     Exhibit C      Form of Borrowing Base Certificate


SCHEDULES

     Schedule I     Subsidiaries of Olsten
     Schedule II    Indebtedness/Liens
     Schedule III   Partnerships

          CREDIT AGREEMENT dated as of December 22, 1995 among IMI SYSTEMS INC., a corporation organized under the laws of the State of New York ("IMI" or a "Co-Borrower"), OLSTEN CORPORATION, a corporation organized under the laws of the State of Delaware ("Olsten" or a "Co-Borrower"), such of the Subsidiaries of IMI and/or Olsten as are signatory hereto (each such Subsidiary, a "Co-Borrower"; and such Subsidiaries, collectively with IMI and Olsten, the "Co-Borrowers"), and FLEET BANK (the "Bank").


                      W I T N E S S E T H:
                      --------------------

          WHEREAS, the Co-Borrowers have requested that the Bank, upon the terms and subject to the conditions set forth in this Agreement, extend credit to the Co-Borrowers in the aggregate principal amount of $10,783,333, and

          WHEREAS, the Bank is willing to extend such credit to the Co-Borrowers upon the terms and subject to the conditions set forth herein,

          NOW, THEREFORE, the parties hereto agree as follows:


           ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS.

          Section 1.01.  Definitions.  As used in this Agreement
the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

          "Acceptable Acquisition" means any Acquisition of a corporation, partnership or other entity engaged in the business of providing information technology and related services, which in the case of a corporation, has been either (a) approved by the board of directors of such corporation which is the subject of such Acquisition or (b) recommended for approval by such board to the shareholders of such corporation and subsequently approved by such shareholders as required under applicable law or by the by-laws or the certificate of incorporation of such corporation; provided, however, that no Acquisition shall be an Acceptable Acquisition if, after giving effect thereto, a Default or Event of Default shall have occurred and be continuing.

          "Acquisition" means any transaction pursuant to which the Co-Borrowers, or any of them, or any of their respective Subsidiaries (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any corporation or other business entity other than a Co-Borrower or any entity which is a Subsidiary of a Co-Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any entity a subsidiary of a Co-Borrower, or causes any such entity to be merged into a Co-Borrower or any of their respective Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such entity's then outstanding securities, in exchange for such securities, of cash or securities of such Co-Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any entity.

          "Additional Costs" shall have the meaning given to that term in Section 5.01 hereof.

          "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Co-Borrowers or any of them or any of their respective Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Co-Borrowers or any of them or any of their respective Subsidiaries; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Co-Borrowers or any of them or any of their respective Subsidiaries; or (d) which is a partnership in which the Co-Borrowers or any of them or any of their respective Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Aggregate Outstandings" means, at any particular time, the aggregate outstanding principal amount of the Revolving
Credit Loans or the Term Loan, as the case may be, at such time.

          "Agreement" means this agreement, as amended or supplemented from time to time (as distinguished from the "Credit Agreement", as hereinafter defined). References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

          "Amortization" means amortization as determined in accordance with GAAP.

          "Amortization Date" means the last day of each calendar month, commencing on the first such day occurring after the Conversion Date, up to (and including) the Termination Date; provided that if any such day is not a Banking Day, such day shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

          "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, and whenever such day relates to a Eurodollar Loan or notice with respect to any Eurodollar Loan, such term shall exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

          "Bank" means Fleet Bank and any of its permitted assigns pursuant to Section 13.05 hereof.

          "Borrowing Base" means at any time an amount equal to the sum of (i) eighty-five percent (85%) of the Co-Borrowers' Eligible Receivables (other than Eligible Receivables from Medicare or Medicaid) which have remained unpaid for no more than 63 days past their invoice date, (ii) seventy percent (70%) of the Co-Borrowers' Eligible Receivables (other than Eligible Receivables from Medicare or Medicaid) which have remained unpaid for at least 64 days but no more than 91 days past their invoice date and (iii) fifty percent (50%) of all Eligible Receivables from Medicare or Medicaid which have remained unpaid for no more than 91 days past their invoice date.

          "Borrowing Base Certificate" means a certificate signed by the Chief Financial Officer of Olsten in the form of Exhibit C annexed hereto, with such changes as the Bank may require from time to time.

          "Capital Lease" means any lease which has been capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Closing Date" means December 22, 1995.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means, subject to the other provisions of this Agreement, the obligation of the Bank to extend credit to the Co-Borrowers hereunder in the aggregate principal amount of $10,783,333, as such amount may be reduced or otherwise modified from time to time.

          "Commitment Fee" means the commitment fee payable by the Co-Borrowers to the Bank pursuant to Section 4.04 hereof.

          "Consolidated Current Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date.

          "Consolidated Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date including, without limitation, (a) all obligations payable on demand or within one year after the date in which the determination is made, and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of the Co-Borrowers, or any of them, to a date more than one year from the date of determination.

          "Consolidated Interest Expense" means, for any fiscal period, the gross interest expense for such period determined on a consolidated basis in accordance with GAAP for Olsten and its Consolidated Subsidiaries.

          "Consolidated Net Loss" means, for any fiscal period, the amount of consolidated net loss of the Co-Borrowers, excluding (profits or) losses attributable to extraordinary items, for such period, determined in accordance with GAAP.

          "Consolidated Net Operating Cash Flow" means Net Profit
Before Taxes plus Depreciation plus Amortization plus
Consolidated Interest Expense, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Subordinated Debt" means, at any particular date, the Subordinated Debt of Olsten and its Consolidated Subsidiaries outstanding on such date determined on a consolidated basis in accordance with GAAP.

          "Consolidated Subsidiary" means any direct or indirect subsidiary of Olsten whose results are, in accordance with GAAP, required to be recorded or reflected in or on the consolidated financial statements of Olsten.

          "Consolidated Tangible Net Worth" means, at any particular date, the amount of excess of Consolidated Total

Assets over Consolidated Total Liabilities which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date, excluding, however, from the determination of total assets all deferred charges included in the line item "Goodwill and other Intangible Assets" on the consolidated balance sheet of Olsten in conformity with GAAP and all other intangible assets, including, without limitation, customer lists, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs and training costs.

          "Consolidated Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under assets on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date.

          "Consolidated Total Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under liabilities on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries, as at such date.

          "Consolidated Working Capital" means, at the date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities as at such date.

          "Conversion Date" means December 15, 1996.

          "Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of September 9, 1994, as amended, among Olsten, certain of its subsidiaries, The Chase Manhattan Bank, N.A., as agent, and the banks signatory thereto.

          "Debentures" means the 4 7/8% Convertible Subordinated
Debentures due 2003 and issued by Olsten pursuant to the Indenture, a copy of which is included in Olsten's Registration
Statement on Form S-3 (Registration No. 33-58762) filed with the
Securities and Exchange Commission on February 25, 1993.

          "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables and accruals incurred in the ordinary course of business, including insurance costs of the Co-Borrowers incurred in connection with their workers compensation programs incurred in the ordinary course of business); (c) Unfunded Vested Liabilities of such Person (if such Person is not a Co-Borrower, determined in a manner analogous to that of determining Unfunded Vested Liabilities of the Co-Borrowers); (d) the face amount of any outstanding letters of credit issued for the account of such Person including, without limitation, the maximum face amount of all letters of credit issued hereunder or otherwise to support workers' compensation programs; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (g) obligations secured by any Lien on property of such Person; (h) obligations of such Person as lessee under Capital Leases; and (i) indebtedness of such Person evidenced by a note (other than notes payable to insurance companies issued in connection with the Co-Borrowers' workers compensation programs, if any), bond, indenture or similar instrument; and (j) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange.

          "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

          "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Co-Borrowers, or any of them, under this Agreement or the Note (a) a rate per annum equal to 3% above the rate of interest otherwise applicable to such Loan, in the case of a past due payment of principal, and (b) a rate per annum equal to 3% above the rate that would be applicable to Variable Rate Loans from time to time, in the case of a past due payment of any other amount.

          "Depreciation" means depreciation as determined in accordance with GAAP.

          "Dividends" means, for any period, dividends paid by the Co-Borrowers, or any of them, during such period but shall not include dividends paid by one Co-Borrower to another.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          "Eligible Receivables" means and includes only the gross amount of the Co-Borrowers' accounts receivable less any discounts or allowances relating to accounts receivable recorded on the books and records of the Co-Borrowers and reported on a consolidated basis in accordance with GAAP, arising out of sales in the ordinary course of business made by the Co-Borrowers which are not in dispute and for which records are maintained at a location of the Co-Borrowers, or any of them, in the United States; provided, however that intercompany receivables owing from one Co-Borrower or Subsidiary thereof to another Co-Borrower and receivables encumbered by any Lien (whether or not permitted to exist hereunder) shall be ineligible. Any receivable shall be ineligible if the account debtor for such receivable or any entity that controls or is controlled by that account debtor has filed and there is pending a case for bankruptcy or reorganization under the Bankruptcy Code, or if any such case under the Bankruptcy Code has been filed and is pending against the account debtor, or any entity that controls or is controlled by that account debtor, or if the account debtor or any entity that controls or is controlled by that account debtor has made and there is pending a general assignment for the benefit of creditors, or if the account debtor or any entity that controls or is controlled by that account debtor has failed, suspended business operations, become insolvent, or has suffered or is suffering a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, or if any other receivable owed from the account debtor on such receivable or from any entity that controls or is controlled by the account debtor to the Co-Borrowers is more than 91 days past its invoice date. Notwithstanding the foregoing, at the request of the Co-Borrowers, the Bank in its sole discretion and on a case by case basis may elect to include as Eligible Receivables certain receivables due from debtors in possession which would otherwise be deemed ineligible under this definition. Any receivable shall also be ineligible upon forty-five (45) days prior written notice to the Co-Borrowers, if the Bank has reasonable grounds for insecurity with respect to the collectability of such receivable in relation to the amount of credit extended.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Co-Borrowers or is under common control (within the meaning of Section 414(c) of the Code) with the Co-Borrowers.

          "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward if necessary to the nearest 1/100th of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such System. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to the Bank under Regulation D. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

          "Eurodollar Base Rate" means, for any Eurodollar Loan, the rate per annum (rounded upward if necessary to the nearest 1/16 of 1%) at which Dollar deposits in immediately available funds, for a period and in an amount comparable to the Interest Period and principal amount of such Eurodollar Loan, are offered, at approximately 11:00 a.m. London time, to the principal London branch of the Bank two Banking Days prior to the first day of the Interest Period for such Loan.

          "Eurodollar Loan" means any Revolving Credit Loan, or any portion thereof, or the Term Loan, or any portion thereof, when and to the extent the interest rate therefor is determined on the basis of the Reserve Adjusted Eurodollar Rate.

          "Event of Default" has the meaning given such term in
Section 11.01.

          "Facility Documents" means this Agreement, the Note, and all other documents or instruments executed in connection herewith or therewith.

          "Forfeiture Proceeding" means the commencement of any action or proceeding affecting any Co-Borrower or any of their Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may result in the seizure or forfeiture of any of their property which would cause a material adverse effect upon the operations, business, properties or financial condition of the Co-Borrowers taken as a whole.

          "Funded Debt" means with respect to the Co-Borrowers, at any particular time, the aggregate then outstanding principal amount of indebtedness of the Co-Borrowers for borrowed money excluding Subordinated Debt, plus (without duplication) the aggregate amount then available to be drawn under any outstanding letters of credit issued for the account of the Co-Borrowers, plus (without duplication) the aggregate amount of any reimbursement obligations of any Co-Borrower under any letters of credit plus the excess of (i) the Commitment over (ii) Aggregate Outstandings, plus the excess of (x) the "Total Commitments" (as such term is defined in the Credit Agreement) over (y) "Aggregate Outstandings" (as such term is defined in the Credit Agreement).

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 7.05.

          "Hazardous Substance" means any material, whether animate or inanimate, raw, processed or waste by-product, which in itself or as found or used, is potentially toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law regardless of the quantity found, used, manufactured or removed from a given location.

          "Indenture" means that certain Indenture dated as of March 15, 1993, by and between Olsten and Bankers Trust Company, as Trustee, a copy of which is included in Olsten's Registration Statement on Form S-3 (Registration No. 33-58762) filed with the Securities and Exchange Commission on February 25, 1993, as such Indenture may be amended, supplemented or modified from time to time.

          "Interest Period" means the period commencing on the date a Eurodollar Loan is made (i.e., an additional borrowing, a conversion or a continuation), and ending, as the Co-Borrowers may select pursuant to Section 2.05 or Section 3.04, as the case may be, on the numerically corresponding day in the first, second, third, or (as available) sixth or twelfth calendar month thereafter; provided, however, that if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day unless such next succeeding Banking Day would fall on the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, and any Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day of the last calendar month of such Interest Period) shall end on the last Banking Day of the last month of such Interest Period.

          "Lending Office" means, for each type of Loan, the lending office of the Bank (or of an affiliate of the Bank) designated as such for such type of Loan on its signature page hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Co-Borrowers as the office by which its Loans of such type are to be made and maintained.

          "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

          "Loan" means a Eurodollar Loan and/or a Variable Rate
Loan.

          "Margin" means, for (a) a Variable Rate Loan
(i) comprising all or a portion of a Revolving Credit Loan, 0% per annum or (ii) comprising all or a portion of the Term Loan, 1/4 of 1% per annum, and (b) for a Eurodollar Loan (i) comprising all or a portion of a Revolving Credit Loan, 5/8 of 1% per annum or (ii) comprising all or a portion of the Term Loan, 7/8 of 1% per annum.

          "Medicaid and Medicare Receivables" means all accounts receivable of the Co-Borrowers or any of them which are payable pursuant to Titles XVIII or XIX of the United States Social
Security Act and the regulations promulgated thereunder.

          "Multiemployer Plan" means a Plan defined as such in
Section 4001(a)(3) of ERISA to which contributions have been made by any Co-Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Profit Before Taxes" means, for any fiscal quarterly period, the amount of consolidated net income (or loss) of the Olsten and its Consolidated Subsidiaries for such period excluding therefrom profits or losses attributable to extraordinary or unusual items plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of taxes measured by income.

          "Note" means each and both of the Revolving Credit Note and the Term Note.

          "Obligations" means all of the obligations of the Co-Borrowers to the Bank under or in relation to this Agreement, the Note or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Co-Borrowers to the Bank arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Co-Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

          "Prime Rate" means that rate of interest from time to time announced by the Bank at its Principal Office as the Fleet
Peg Rate or "FPR."

          "Principal Office" means the principal office, from time to time, of the Bank, presently located at 300 Broad Hollow
Road, Melville, NY  11747-4852.

          "Principal Payments" means, for any period, principal payments of indebtedness for borrowed money, including any principal payment under any note, bond, indenture or similar instrument, made by Olsten and its Consolidated Subsidiaries on a consolidated basis.

          "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

          "Regulatory Change" means any change after December 22, 1995 in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under
Section 412(d) of the Code.

          "Reserve Adjusted Eurodollar Rate" means, with respect to the Interest Period for each Eurodollar Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                      Eurodollar Base Rate
            -----------------------------------------
            1.00 - Eurocurrency Reserve Requirements.

          "Revolving Credit Commitment" means the Commitment.

          "Revolving Credit Loan" means any Loan made by the Bank pursuant to Section 2.01 hereof.

          "Revolving Credit Note" means a promissory note of the Co-Borrowers in the form of Exhibit A evidencing the Revolving
Credit Loans made by the Bank from time to time hereunder, as such note may be amended from time to time.

          "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature and (d) such Person is not engaged in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

          "Subordinated Debt" means any unsecured Debt of the Co-Borrowers, or any one of them (including, without limitation, the Debentures), that is subordinated on terms satisfactory to the Bank to the Co-Borrowers' obligations to the Bank under this Agreement.

          "Subsidiary" means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

          "Termination Date" means, (a) if the Co-Borrowers do not elect to convert all outstanding Revolving Credit Loans to a Term Loan on the Conversion Date pursuant to the provisions hereof, the earliest of (i) the date on which all Loans are paid in full, the Commitment terminates hereunder and the obligations of the Co-Borrowers in connection therewith have been satisfied,
(ii) December 15, 1996, and (iii) such earlier date on which all Loans are due and payable, or (b) if the Co-Borrowers have converted all outstanding Revolving Credit Loans to a Term Loan on the Conversion Date pursuant to the provisions hereof, the earliest of (i) the date on which all Loans are paid in full and the obligations of the Co-Borrowers in connection therewith have been satisfied, (ii) December 15, 2000, and (iii) such earlier date on which all Loans are due and payable; provided that if the Termination Date (as referenced in subparagraph (a) or subparagraph (b) above, as the case may be) is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

          "Term Loan" means the credit facility extended by the Bank pursuant to Section 3.01 hereof.

          "Term Loan Facility Fee" means the Term Loan facility fee payable by the Co-Borrowers to the Bank pursuant to Section
4.06 hereof.

          "Term Loan Note" or "Term Note" means the promissory note of the Co-Borrowers in the form of Exhibit A-1, evidencing the Term Loan to be made by the Bank hereunder on the Conversion Date (assuming conversion), as such note may be amended from time to time.

          "The date hereof" or "the date hereof" means the Closing Date.

          "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of any Co-Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

          "Variable Rate" means, for any day, the Prime Rate for such day.

          "Variable Rate Loan" means any Revolving Credit Loan, or any portion thereof, or the Term Loan, or any portion thereof, when and to the extent the interest rate therefor is determined on the basis of the Variable Rate.

          Section 1.02. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.


            ARTICLE 2.  REVOLVING CREDIT COMMITMENT.

          Section 2.01. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make revolving credit loans in Dollars (the "Revolving Credit Loans") to the Co-Borrowers from time to time from and including the Closing Date to but excluding the Termination Date up to but not exceeding at any one time outstanding the amount of the Commitment. The Revolving Credit Loans may be outstanding as Variable Rate Loans or Eurodollar Loans. The Revolving Credit Loans of each type shall be made and maintained at the Bank's Lending Office for such type of Loans. Subject to the foregoing limits, the Co-Borrowers may borrow, repay and reborrow, on or after the Closing Date and prior to the Termination Date, all or a portion of the Commitment.

          Section 2.02. The Revolving Credit Note. The Revolving Credit Loans of the Bank shall be evidenced by a single promissory note in favor of the Bank substantially in the form of Exhibit A, with appropriate insertions, duly executed and completed by the Co-Borrowers. The Bank is hereby authorized to record the date, type and amount of each Revolving Credit Loan, the date and amount of each payment or prepayment of principal thereof, the date of each interest rate conversion or continuation pursuant to Section 2.05 and the principal amount subject thereto and the Interest Period and interest rate with respect thereto in the Bank's records and/or on the schedule annexed to and constituting a part of the Revolving Credit Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the Co-Borrowers' obligation to repay the Revolving Credit Loans. The Revolving Credit Note (a) shall be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) shall bear interest from and including the Closing Date on the unpaid principal amount thereof from time to time outstanding as provided herein.

          Section 2.03.  Use of Proceeds.

          (a) The Co-Borrowers shall, on the Closing Date, use the proceeds of the Revolving Credit Loans to prepay in full the Debt described in paragraph 1(b) of Schedule II hereto, and thereafter, for general working capital purposes, to finance Acceptable Acquisitions, and for general corporate purposes. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

          (b) The Co-Borrowers, jointly and severally, agree to indemnify the Bank and its Affiliates, agents, officers, directors and employees (individually and collectively, an "Indemnified Party") and hold each Indemnified Party harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto) which may be incurred by any Indemnified Party, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnified Party shall have the right to be indemnified hereunder for its own gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction.

          Section 2.04. Borrowing Procedures for Revolving Credit Loans. The Co-Borrowers may request a Revolving Credit Loan hereunder as provided in Section 4.01. Not later than 1:00 p.m. New York City time on the date of such borrowing, the Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan to be made by it on such day available to the Co-Borrowers, in immediately available funds, by crediting an account of the Co-Borrowers designated by the Co-Borrowers and maintained with the Bank at the Principal Office.

          Section 2.05.  Interest Periods, Continuations and
Conversions.

          (a) In the case of each Eurodollar Loan, the Co-Borrowers shall select an Interest Period of any of the durations set forth in the definition of Interest Period in
Section 1.01 and shall notify the Bank of such selection as provided in Section 4.01 hereof.

          (b) Upon the expiration of an Interest Period for any Revolving Credit Loan which is a Eurodollar Loan, or any portion thereof, such Revolving Credit Loan or portion thereof shall be automatically converted to a Revolving Credit Loan which is a Variable Rate Loan, except to the extent that such Loan shall be repaid hereunder or shall be required to be repaid hereunder or unless the Co-Borrowers shall have notified the Bank, as provided in Section 4.01 hereof, of their intention to continue such Revolving Credit Loan as a Eurodollar Loan and select an Interest Period with respect thereto. Subject to the following conditions and to the terms and conditions of this Agreement, the Co-Borrowers shall have the right to convert or continue (as the case may be) any Revolving Credit Loan or portion thereof as aforesaid, provided that:

          (i) if less than all Revolving Credit Loans at the time outstanding shall be converted or continued, the notice given by the Co-Borrowers to the Bank shall specify the aggregate amount of Revolving Credit Loans in each case to be converted or continued;

          (ii) in the case of a conversion or continuation of less than all outstanding Revolving Credit Loans, the aggregate principal amount of Revolving Credit Loans to be converted or continued shall not be less than (1) $500,000 (and if greater in integral multiples of $100,000 in excess thereof) in the case of conversions to or continuations of Eurodollar Loans or (2) $100,000 (or if greater in integral multiples of $100,000 in excess thereof) in the case of conversions to Variable Rate Loans;

         (iii) no Revolving Credit Loan may be converted to or continued as a Eurodollar Loan less than one month before the Termination Date;

          (iv) a Eurodollar Loan may be converted to a Variable
               Rate Loan only on the last day of an Interest
               Period;

          (v) no Revolving Credit Loan or portion thereof may be converted to or continued as a Eurodollar Loan after the occurrence and during the continuance of a Default or an Event of Default;

          (vi) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Variable Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires; and

         (vii) no Interest Period in respect of any Eurodollar
               Loan shall extend beyond the Termination Date.

          Section 2.06.  Changes of Commitments.

          (a) The Co-Borrowers shall have the right to reduce or terminate the amount of the unused Commitment at any time or from time to time prior to the Termination Date, provided that:
(i) the Co-Borrowers shall give notice of each such reduction or termination to the Bank as provided in Section 4.01; and
(ii) each partial reduction shall be in an aggregate amount at least equal to $500,000 or, if greater, in integral multiples of $100,000 in excess thereof.

          (b) Notwithstanding anything contained herein to the contrary, the Co-Borrowers shall jointly and severally reduce or terminate the amount of the Commitment at such time as the "Total Commitments" (as such term is defined in the Credit Agreement) shall be terminated in accordance with the provisions of the Credit Agreement.

          (c) The Commitment, once reduced or terminated, may not be reinstated.

          Section 2.07. Minimum Amounts. Except for borrowings which exhaust the full remaining amount of the Revolving Credit Commitment and prepayments (in the case of Variable Rate Loans only) which result in the prepayment of all Revolving Credit Loans, each borrowing and prepayment of principal of Variable Rate Loans shall be in an amount at least equal to $100,000, and, if greater, integral multiples of $100,000 in excess thereof, and each borrowing of Eurodollar Loans of each type having concurrent Interest Periods shall be in an amount at least equal to $500,000, and, if greater, integral multiples of $100,000 in excess thereof.


                     ARTICLE 3.  TERM LOAN.

          Section 3.01.  Term Loan.

          Subject to the terms and conditions hereof, if the Co-Borrowers give the Bank irrevocable notice of their election to convert all outstanding Revolving Credit Loans to a Term Loan at least 30 Banking Days prior to the Conversion Date, and provided that no Default or Event of Default shall have occurred and be continuing at any time from and after the date of any such notification to and including the Conversion Date, the Bank agrees to permit the Co-Borrowers to convert the aggregate outstanding principal amount of the Revolving Credit Loans at the Conversion Date (but not less than such amount, and, in any event, in an amount not to exceed $10,783,333) to a Term Loan in Dollars; provided that the Term Loan shall not be made if Aggregate Outstandings exceed the Borrowing Base in effect on the Conversion Date.

          Section 3.02. The Term Note. The Term Loan shall be evidenced by a single promissory note of the Co-Borrowers substantially in the form of Exhibit A-1 hereto, with appropriate insertions, payable to the order of the Bank and representing the obligation of the Co-Borrowers to pay the unpaid principal amount of the Term Loan, with interest thereon as described herein. The Bank is hereby authorized to record the type of each Loan comprising the Term Loan (i.e., a Eurodollar Loan or a Variable Rate Loan), the date and amount of each payment or prepayment of principal thereof, the date of each interest rate conversion or continuation pursuant to Section 3.04 hereof and the principal amount subject thereto and the Interest Period and interest rate applicable thereto, in the Bank's records and/or on the schedule annexed to and constituting a part of the Term Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation shall not affect the obligation of the Co-Borrowers to repay the Term Loan. The Term Note shall (a) be dated, and delivered to the Bank on, the Conversion Date, (b) be stated to amortize and mature in 48 equal consecutive monthly installments and (c) bear interest from the date thereof on the unpaid principal amount thereof from time to time outstanding as provided herein.

          Section 3.03.  Amortization of Term Loan.  The
Co-Borrowers shall repay the Term Loan in 48 equal consecutive monthly installments, such payments to be made in accordance with
Section 4.05 on each Amortization Date commencing on the first
Amortization Date to occur after the Conversion Date.

          Section 3.04.  Interest Periods; Continuations and
Conversions.

          (a) Subject to the terms and conditions hereof, the Term Loan may from time to time be comprised of either Variable
Rate Loans or Eurodollar Loans or any combination thereof.

          (b) In the case of each Eurodollar Loan, the Co-Borrowers shall select an Interest Period of any of the durations set forth in the definition of the term "Interest
Period" in Section 1.01 hereof and shall notify the Bank of such selection as provided in Section 4.01 hereof.

          (c) Upon the expiration of an Interest Period for any portion of the Term Loan which is a Eurodollar Loan, such portion shall be automatically converted to a Variable Rate Loan, except to the extent that such Loan shall be repaid hereunder or shall be required to be repaid hereunder or unless the Co-Borrowers shall have notified the Bank, as provided in Section 4.01 hereof, of their intention to continue the same as a Eurodollar Loan and of their selection of the Interest Period with respect thereto. Subject to the following conditions and to the terms and conditions of this Agreement, the Co-Borrowers shall have the right to convert or continue (as the case may be) any portion of the Term Loan as aforesaid, provided that:

          (i) if less than the full outstanding amount of the Term Loan shall be converted or continued, the notice given by the Co-Borrowers to the Bank shall specify the principal amount to be converted or continued;

          (ii) in the case of a conversion or continuation of less than the full outstanding amount of the Term Loan, the principal amount to be converted or continued shall not be less than (1) $500,000 (and if greater in integral multiples of $100,000 in excess thereof) in the case of conversions to or continuations of Eurodollar Loans or (2) $100,000 (or if greater in integral multiples of $100,000 in excess thereof) in the case of conversions to Variable Rate Loans;

         (iii) no Loan may be converted to or continued as a Eurodollar Loan less than one month before the Termination Date;

          (iv) a Eurodollar Loan may be converted to a Variable
               Rate Loan only on the last day of an Interest
               Period;

          (v) no Loan or portion thereof may be converted to or continued as a Eurodollar Loan after the occurrence and during the continuance of a Default or an Event of Default;

         (vi) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Variable Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires; and

        (vii)  no Interest Period in respect of any Eurodollar
               Loan shall extend beyond the Termination Date.

             ARTICLE 4.  GENERAL CREDIT PROVISIONS;
                       FEES AND PAYMENTS.

          Section 4.01. Certain Notices. Notices by the Co-Borrowers to the Bank of each prepayment pursuant to Section
4.02 and each reduction or termination of the Commitment pursuant to Section 2.06 and of a conversion pursuant to Section 3.01 shall be irrevocable and shall be effective on the date of receipt only if received by the Bank not later than 11:00 a.m., New York City time, on or prior to the date notice with respect thereto is required to be given hereunder; and (a) the Co-Borrowers shall give the Bank (i) at least three Banking Days' irrevocable telephonic notice (confirmed in writing) of each Eurodollar Loan (whether representing an additional borrowing hereunder, a conversion of a borrowing hereunder from a Variable Rate Loan to a Eurodollar Loan or a continuation of a Eurodollar Loan for an additional Interest Period) prior to 10:30 a.m., New York, New York time on the day such notice is given and (ii) irrevocable telephonic notice (confirmed in writing) of each Variable Rate Loan (whether representing an additional borrowing hereunder or the conversion of an existing Eurodollar Loan to a Variable Rate Loan at the end of the Interest Period with respect to any such Eurodollar Loan) prior to 10:30 a.m., New York, New York time on the day of the proposed Variable Rate Loan; and (b) in the case of reductions or termination of the Commitment, given thirty (30) days prior thereto. Each such notice relating to the borrowing, continuation, conversion or prepayment of a Revolving Credit Loan shall specify the Loans to be borrowed, converted, continued or prepaid, and the amount (subject to Section 2.07 or Section 3.04, as the case may be) and type of the Loans to be borrowed or prepaid, the Interest Period with respect to any Eurodollar Loan and the date of borrowing, conversion, continuation or prepayment (which shall be a Banking Day). Each such notice of reduction or termination of Commitment shall specify the amount of the Commitment to be reduced or terminated.


          Section 4.02.  Prepayments.

          (a) (i) The Co-Borrowers shall have the right at any time and from time to time to prepay any Variable Rate Loan, in whole or in part, upon at least one Banking Day's prior written notice to the Bank in the case of prepayment of a Variable Rate Loan; provided, however, that each such partial prepayment of Variable Rate Loans shall be in a minimum aggregate principal amount of $100,000 or, if greater, in amounts which are integral multiples of $100,000 in excess thereof. Except as required by paragraph (b) below or on the last day of an Interest Period with respect thereto, the Co-Borrowers shall not be permitted to prepay Eurodollar Loans. Each prepayment of the Term Loan under this subsection shall be applied to the installments thereof in the inverse order of maturity. Amounts paid or prepaid in respect of the Term Loan may not be reborrowed.

               (ii) In the event that Aggregate Outstandings exceed the Borrowing Base at any time prior to the Termination Date, the Co-Borrowers jointly and severally shall promptly pay or prepay so much of the Loans outstanding as shall be necessary in order that Aggregate Outstandings, after giving effect to such payment or prepayment, will not exceed the Borrowing Base then in effect.

          (b) On the date of any reduction or termination of the Commitment as provided in Section 2.06, the Co-Borrowers jointly and severally shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that (i) Aggregate Outstandings will not exceed the lesser of the Commitment or the Borrowing Base after giving effect to any such reduction or (ii) Aggregate Outstandings will be paid in full after giving effect to any such termination, as the case may be. All payments and prepayments under this paragraph shall be subject to Section 5.05.

          (c)  All payments and prepayments required by paragraph
(b) above shall be applied first to Variable Rate Loans outstanding and then to Eurodollar Loans outstanding.

          (d)  All payments and prepayments made pursuant to this
Section 4.02 shall be accompanied by the payment of all accrued interest on the amount so prepaid and by all amounts required to be paid pursuant to Section 5.05 in connection therewith.

          Section 4.03.  Interest.

          (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate plus the applicable Margin; and (ii) for a Eurodollar Loan, at a fixed rate equal to the Reserve Adjusted Eurodollar Rate plus the applicable Margin. Any principal amount not paid when due (at maturity, by acceleration or otherwise) and, to the extent permitted by law, any other amount payable hereunder which is not paid when due, shall bear interest thereafter until paid in full, at the Default Rate which shall be payable on demand.

          (b) The interest rate on each Variable Rate Loan shall change when the Variable Rate changes and interest on each such

Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Promptly after the determination of any interest rate provided for herein or any change therein, the Bank shall notify the Co-Borrowers thereof.

          (c) Accrued interest on Variable Rate Loans shall be due and payable (i) for the period from the Closing Date to but excluding the Conversion Date, quarterly in arrears on the last day of each calendar quarter commencing on March 31, 1996 and
(ii) for the period commencing on the Conversion Date and thereafter, on each Amortization Date, and (iii) on the Termination Date. Accrued interest on Eurodollar Loans shall be due and payable in arrears upon any payment of principal and on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period, and, in any event, on the Termination Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be due and payable from time to time on demand of the Bank.

          (d) Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of a Default or an Event of Default, each Revolving Credit Loan or the Term Loan, as the case may be, shall bear interest at a rate per annum equal to the Default Rate.

          Section 4.04.  Commitment Fee.

          The Co-Borrowers shall pay to the Bank a commitment fee for the period from and including the date hereof to and excluding the Conversion Date equal to one quarter of one percent (.25%) per annum of the average daily unused portion of the Commitment during the applicable period. The commitment fee shall be due and payable in arrears on the last day of each calendar quarter (i.e., the last day of each March, June, September and December) and on the Conversion Date.

          Section 4.05.  Payments Generally.

          (a) All payments under this Agreement, the Note or any of the other Facility Documents shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York City time on the relevant dates specified above or on the date any such payment shall be due and payable (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Principal Office for the account of the applicable Lending Office of the Bank; provided that, when a new Loan is to be made by the Bank on a date the Co-Borrowers are to repay any principal of an outstanding Loan, the Bank shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Bank to the Co-Borrowers as provided in Section 2.04 or paid by the Co-Borrowers to the Bank pursuant to this Section 4.05, as the case may be. The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Co-Borrowers, or any of them, with the Bank. The Co-Borrowers shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the principal or other amount payable by the Co-Borrowers under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion. Unless otherwise specified herein, if the due date of any payment under this Agreement, the Note or any of the other Facility Documents would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

          (b) All payments made by the Co-Borrowers under this Agreement, the Note or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction located outside of the United States, excluding, in the case of the Bank, income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Bank as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and the Bank (excluding a connection arising solely from the Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Note or the other Facility Documents) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder or under the Facility Documents, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Note and the other Facility Documents. Whenever any Taxes are payable by the Co-Borrowers, or any of them, as promptly as possible thereafter the Co-Borrowers shall send to the Bank a certified copy of an original official receipt received by the Co-Borrowers (or any of them) showing payment thereof. If the Co-Borrowers, or any of them, fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Bank the required receipts or other required documentary evidence, the Co-Borrowers shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Note and all other amounts payable hereunder or thereunder.

          Section 4.06. Term Loan Facility Fee.
     If all outstanding Revolving Credit Loans are converted to a Term Loan on the Conversion Date pursuant to the provisions of this Agreement, the Co-Borrowers jointly and severally shall, on the Conversion Date, pay to the Bank a Term Loan Facility Fee in an amount equal to 1/8 of 1% of the outstanding principal amount of the Term Loan on such date.


               ARTICLE 5.  YIELD PROTECTION; ETC.

          Section 5.01.  Additional Costs.

          (a) The Co-Borrowers shall pay directly to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Eurodollar Loans under this Agreement or the Note or its obligation to make any such Loans, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction in which the Bank has its Principal Office or such Lending Office); or
(ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit, or commitments therefor, or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "Reserve Adjusted Eurodollar Rate" in Section 1.01); or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit, or commitments therefor, or liabilities). The Bank will notify the Co-Borrowers of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If the Bank requests compensation from the Co-Borrowers under this Section 5.01(a), or under
Section 5.01(c), the Co-Borrowers may, by notice to the Bank, suspend the obligation of the Bank to make Loans of the type with respect to which such compensation is requested (in which case the provisions of Section 5.04 shall be applicable).

          (b) Without limiting the effect of the foregoing provisions of this Section 5.01, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Co-Borrowers, the obligation of the Bank to make Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

          (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Co-Borrowers shall pay directly to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Co-Borrowers if it is entitled to compensation pursuant to this
Section 5.01(c) as promptly as practicable after it determines to request such compensation.

          (d) Determinations and allocations by a Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans, or such obligation, and of the additional amounts required to compensate the Bank under this Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis and provided further that the Bank provides the Co-Borrowers with copies of the calculations made by the Bank to enable such determination or allocation to be made.

          Section 5.02.  Limitation on Types of Loans.  Anything
herein to the contrary notwithstanding, if:

          (a) the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Reserve Adjusted Eurodollar Rate" in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any Eurodollar Loans as provided in this Agreement; or

          (b) the Bank reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "Reserve Adjusted Eurodollar Rate" in
Section 1.01 upon the basis of which the rate of interest for any Eurodollar Loans is to be determined do not cover the cost to the Bank of making or maintaining such Loans, then the Bank shall give the Co-Borrowers prompt notice thereof (i.e., the condition described in (a) or (b) above), and so long as such condition remains in effect, the Bank shall be under no obligation to make Loans of such type.

          Section 5.03. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then the Bank shall promptly notify the Co-Borrowers thereof and the Bank's obligation to make or maintain Eurodollar Loans hereunder shall be suspended until such time as the Bank may again make and maintain such affected Loans (in which case the provisions of Section 5.04 shall be applicable).

          Section 5.04. Certain Variable Rate Loans Pursuant To Sections 5.01, 5.02 and 5.03. If the obligations of the Bank to make Eurodollar Loans (Eurodollar Loans being herein called "Affected Loans") shall be suspended pursuant to Section 5.01,
5.02 or 5.03, all Affected Loans shall be made instead as Variable Rate Loans and, if an event referred to in Section 5.01(b), 5.02 or 5.03 has occurred and the Bank so requests by notice to the Co-Borrowers, all Affected Loans of the Bank then outstanding shall be automatically converted into Variable Rate Loans on the date specified by the Bank in such notice, and, to the extent that Affected Loans are so made as (or converted into) Variable Rate Loans, all payments of principal which would otherwise be applied to the Bank's Affected Loans shall be applied instead to its Variable Rate Loans. In the event of any conversion of any Eurodollar Loan to a Variable Rate Loan pursuant to this Section 5.04 prior to the last day of the Interest Period with respect to such Eurodollar Loan, the Co-Borrowers jointly and severally shall pay to the Bank all amounts required to be paid pursuant to Section 5.05 hereof.

          Section 5.05. Certain Compensation. The Co-Borrowers shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

          (a) any prepayment by the Co-Borrowers of a Eurodollar Loan made by the Bank (whether by reason of the mandatory prepayment provisions of this Agreement or otherwise) or any failure by the Co-Borrowers to pay principal or interest on a Eurodollar Loan made by the Bank when due as required hereunder; or

          (b)(i) any failure by the Co-Borrowers to borrow, convert into or continue a Eurodollar Loan to be made by the Bank on the date specified therefor in the relevant notice under
Section 4.01 or (ii) any conversion under Section 5.04; or

          (c) any failure by the Co-Borrowers to prepay a Eurodollar Loan on the date required pursuant to Section 4.02.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid or converted or not borrowed (i.e., not borrowed, not converted or not continued) for the period from and including the date of such payment or failure to borrow (i.e., failure to borrow, failure to convert or failure to continue) to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 5.05 shall be conclusive absent manifest error provided that such determination is made on a reasonable basis and provided further that the Bank provides the Co-Borrowers with copies of the calculations made by the Bank in making such determination.


                ARTICLE 6.  CONDITIONS PRECEDENT.

          Section 6.01.  Documentary Conditions Precedent.  The
obligation of the Bank to make Loans constituting any borrowing on the date hereof, to enter into this Agreement and to consummate the transactions contemplated hereby is subject to the conditions precedent that:

          (a) the Bank shall have received, on or before the Closing Date, each of the following, in form and substance satisfactory to the Bank and its counsel:

               (i) the Revolving Credit Note duly executed by the Co-Borrowers;

               (ii) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the Closing Date, attesting to all corporate action taken by such Co-Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement, together with certified (by the Secretary or Assistant Secretary) copies of the certificates or articles of incorporation and by-laws of each of IMI and Olsten; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

               (iii) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the Closing Date, certifying the names and true signatures of the officers of each Co-Borrower authorized to sign the Facility Documents and the other documents to be delivered by such Co-Borrower under this Agreement;

               (iv) a certificate of a duly authorized officer of IMI and Olsten, dated the Closing Date, stating that the representations and warranties in Article 7 are true and correct on such date as though made on and as of such date (except when such representation or warranty by its terms relates to a specific date other than the date made or the date hereof) and that no event has occurred and is continuing which constitutes a Default or an Event of Default;

               (v) a favorable opinion of counsel for the Co-Borrowers, dated the Closing Date, in substantially the form of Exhibit B and as to such other matters as the Bank may reasonably request;

               (vi) good standing certificates evidencing that each of IMI and Olsten is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

               (vii) evidence of the payment in full of the Debt described in paragraph 1(b) of Schedule II hereto and the release of all obligations, liabilities and Liens arising out of or under, or relating to, such Debt;

               (viii) such other documents, instruments, approvals, opinions and evidence as the Bank may require; and

               (ix) a Borrowing Base Certificate (dated the
          Closing Date) with information thereon as of October
          29, 1995;

          (b) the Co-Borrowers shall have paid or caused to be paid all fees required to be paid hereunder or in connection herewith;

          (c) the Co-Borrowers shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Co-Borrowers of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect; and

          (d) all legal matters in connection with this financing shall be satisfactory to the Bank and its counsel.

          Section 6.02. Additional Conditions Precedent. The obligation of the Bank to make any Loan (including, without limitation, the Term Loan on the Conversion Date) shall be subject to the further conditions precedent that on the date of such Loan:

          (a)  the following statements shall be true:

               (i) the representations and warranties contained in Article 7 are true and correct on and as of the date of such Loan as though made on and as of such date (except when such representation or warranty relates to a specific date other than the Closing Date);

               (ii) no Default or Event of Default has occurred and is continuing or would result from such Loan; and

               (iii)  no material adverse change shall have
occurred in the business, financial condition or operations of the Co-Borrowers, taken as a whole, since the date of the then most recent financial statements of the Co-Borrowers delivered to the Bank hereunder or in connection herewith; and

          (b)  with respect to the conversion of all outstanding
Revolving Credit Loans to a Term Loan on the Conversion Date only,

               (i) the Bank shall have received, on or before the Conversion Date, the Term Note evidencing the Term Loan duly completed and executed by the Co-Borrowers; and

               (ii) the Co-Borrowers shall have paid or caused to be paid all fees required to be paid hereunder or in connection herewith and all accrued fees and expenses of the Bank in connection with such conversion, if any; and

          (c) the Bank shall have received such approvals, opinions, documents or instruments as the Bank may reasonably request.

          Section 6.03. No Default Certificate and Deemed Representations. Each notice of a Loan (including, without limitation, the Term Loan on the Conversion Date) shall be accompanied by a certificate of the chief financial officer of Olsten certifying that the statements contained in Section 6.02(a) are true and correct on the date of such notice or submission and, unless the Co-Borrowers otherwise notify the Bank prior to such borrowing, the acceptance by the Co-Borrowers of the proceeds thereof shall constitute a representation and warranty that such statements are true and correct as of the date of such Loan.

           ARTICLE 7.  REPRESENTATIONS AND WARRANTIES.

          The Co-Borrowers hereby represent and warrant that:

          Section 7.01. Incorporation, Good Standing and Due Qualification; Compliance with Law. Each of the Co-Borrowers and their respective Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify and/or be in good standing would not in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. In addition, each of the Co-Borrowers and their respective Subsidiaries is in compliance with all laws, treaties, rules or regulations, or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon it or any of its material property or to which it or any of its material property is subject, except to the extent that the failure to so comply would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.02. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by each of the Co-Borrowers of the Facility Documents have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders;
(b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Co-Borrower or any of its Subsidiaries; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Co-Borrower is a party or by which any of its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Co-Borrower; or (f) cause such Co-Borrower (or any Subsidiary) to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except, in the case of clauses (c), (d), (e) and (f) above, where such violation, failure to satisfy such requirement, breach, default, failure to obtain consent or creation or imposition of a lien, as the case may be, would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.03. Legally Enforceable Agreements. Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of each of the Co-Borrowers party thereto enforceable against such Co-Borrowers in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

          Section 7.04. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Co-Borrowers, threatened, against or affecting the Co-Borrowers or any of them or any of their respective Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Co-Borrowers, taken as a whole, or on the ability of the Co-Borrowers to perform their obligations under the Facility Documents.

          Section 7.05. Financial Statements. The consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at January 1, 1995 and the related consolidated income statements and statements of cash flow of Olsten and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the opinion thereon of Coopers & Lybrand, independent certified public accountants, copies of which have been furnished to the Bank, and the interim financial statements of Olsten and its Consolidated Subsidiaries as at and as of (as the case may be) October 1, 1995 for the nine month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the consolidated financial condition of Olsten and its Consolidated Subsidiaries as at such dates, and the consolidated results of the operations of Olsten and its Consolidated Subsidiaries for the periods covered by such statements all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of GAAP Notes thereto). As of the date hereof, there are no liabilities of such Co-Borrowers, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since October 1, 1995, and the liabilities created by this Agreement. No information, exhibit or report furnished by the Co-Borrowers to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
Since the date of the most recent financial statements delivered to the Bank hereunder, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Co-Borrowers taken as a whole.

          Section 7.06. Ownership and Liens. Each of the Co-Borrowers has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 7.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Co-Borrowers, or any of them, and none of their leasehold interests is subject to any Lien, except as disclosed in
Schedule II or as may be permitted hereunder.

          Section 7.07. Taxes. Each of the Co-Borrowers and their respective Subsidiaries has filed all tax returns (federal, state and local) required to be filed except where the failure to file would not, in any case, or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder and each of the Co-Borrowers and their respective Subsidiaries has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties other than taxes, assessments and governmental changes and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Co-Borrowers or their Subsidiaries, as the case may be.

          Section 7.08. ERISA. Each of the Co-Borrowers and their respective Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; none of the Co-Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each of the Co-Borrowers and each of its ERISA Affiliates has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no Unfunded Vested Liabilities; and none of the Co-Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

          Section 7.09.  Subsidiaries and Ownership of Stock.
Schedule I is a complete and accurate list of the Subsidiaries of Olsten, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Olsten's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by Olsten free and clear of all Liens. Except as disclosed in Schedule I, none of the Co-Borrowers has any Subsidiaries.

          Section 7.10. Credit Arrangements. Schedule II is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit to the Co-Borrowers or any of them (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) which provide for maximum availability of $100,000 or more in principal or face amount in respect of which the Co-Borrowers, or any of them, or any of their respective Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

          Section 7.11. Operation of Business. Each of the Co-Borrowers and each of their respective Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted except where the failure to do so would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder; and none of the Co-Borrowers nor any of their respective Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, except where such violation would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. Without limiting the generality of the foregoing, all health care personnel employed by the Co-Borrowers, or any of them, including all nurses, home health aides, therapists, etc. are properly licensed, to the extent required, to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be properly licensed would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.12. Hazardous Substances. Each of the Co-Borrowers, and each of their respective Subsidiaries, is in compliance with all Environmental Laws, and has obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law except where the failure to so comply or to obtain such licenses or permits would not in any case or in the aggregate have a material adverse effect on the business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. To the best of the Co-Borrowers' knowledge, none of the Co-Borrowers, nor any of their respective Subsidiaries, has received any notice or communication from any governmental agency with respect to (i) any Hazardous Substance relative to its operations, property or acts or (ii) any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, no such investigation is pending or threatened.

          Section 7.13. No Default on Outstanding Judgments or Orders. Each of the Co-Borrowers and each of their respective Subsidiaries has satisfied all judgments and none of the Co-Borrowers nor any of their respective Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign except to the extent that such defaults would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.14. No Defaults on Other Agreements. None of the Co-Borrowers nor any of their respective Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would in any case or in the aggregate have a material adverse effect on its ability to carry out its obligations under the Facility Documents or on the business, properties, assets, operations or condition, financial or otherwise, of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. None of the Co-Borrowers, nor any of their respective Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party except where such default would not, in any case or in the aggregate, have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.15. Labor Disputes and Acts of God. Neither the business nor the properties of the Co-Borrowers or any of them or any of their respective Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Co-Borrowers taken as a whole or the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.16. Governmental Regulation. None of the Co-Borrowers nor any of their respective Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

          Section 7.17.  Partnerships.  Except as disclosed on
Schedule III hereto, none of the Co-Borrowers nor any of their respective Subsidiaries is a partner in any partnership.

          Section 7.18. No Forfeiture. To the best of the Co-Borrowers' knowledge, none of the Co-Borrowers, nor any of their respective Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or, to the best of the Co-Borrowers' knowledge, threatened.

          Section 7.19.  No Default or Event of Default.  No
Default or Event of Default has occurred and is continuing.

          Section 7.20. Accounts Receivable. To the best of the Co-Borrowers' knowledge, each account receivable shown on each Borrowing Base Certificate shall be based upon an actual bona fide sale and shipment of delivery of goods or rendition of services to customers, made by the Co-Borrowers in the ordinary course of its business; the goods and inventory being sold and the accounts thereby created and created by services being rendered are the Co-Borrowers' exclusive property and are not and shall not be subject to any Lien (other than Liens permitted hereunder or which are disclosed on Schedule II hereto); and except as the Co-Borrowers may otherwise advise the Bank pursuant to Section 8.08(o), the Co-Borrowers' customers have accepted such goods or services and owe and are obligated to pay the full amount stated in the invoices according to their terms, without dispute, offset, defense or counterclaim.

          Section 7.21.  Solvency.  The Co-Borrowers are Solvent
on a consolidated basis.

          Section 7.22. Material Adverse Change. No event or series of events has occurred since October 1, 1995 which would result in a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 7.23. Consolidated Total Assets. At least 90% of the amount of Consolidated Total Assets of, owned or held by Olsten and its Consolidated Subsidiaries as at the date hereof are the amount of Consolidated Total Assets of, owned or held by one or more of the Co-Borrowers.


               ARTICLE 8.  AFFIRMATIVE COVENANTS.

          So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Co-Borrowers and each of them shall:

          Section 8.01. Maintenance of Existence. Except as otherwise provided in this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required except where the failure to remain qualified as a foreign corporation would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 8.02. Conduct of Business. In all material respects to continue, and cause each of its Subsidiaries to continue, to engage in an efficient and economical manner in the business of providing human resource services including, without limitation, office management services, health care services and other related businesses, or information technology services.

          Section 8.03. Maintenance of Properties. Maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

          Section 8.04. Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Co-Borrower and its Subsidiaries.

          Section 8.05. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (i) to maintain insurance with financially sound and reputable insurance companies or associations or (ii) to maintain self-insurance in accordance with prudent business practices, in each case, in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles or self-retained amounts.

          Section 8.06. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders except where the failure to so comply would not have a material adverse effect upon the operations, business, properties or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

          Section 8.07. Right of Inspection. At any reasonable time during normal business hours and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Co-Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Co-Borrower and any such Subsidiary with any of their respective officers and directors and such Co-Borrower's independent accountants; provided, that prior to the occurrence and continuance of a Default or Event of Default, the costs of any such examination or visit shall not be charged to the Co-Borrowers hereunder but shall be borne by the Bank. Notwithstanding the foregoing, the costs of any reports delivered to the Bank under Section 8.08 below shall be borne by the Co-Borrowers.

          Section 8.08.  Reporting Requirements.  Furnish
directly to the Bank:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of Olsten, an audited consolidated balance sheet of Olsten and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement, balance sheet and statement of cash flows of such entities for such fiscal year, all in reasonable detail (and including a complete listing and description of all deferred charges by line item and by category) and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by Coopers & Lybrand or other independent certified public accountants acceptable to the Bank which opinion neither includes an exception as to adherence with GAAP nor expresses an adverse opinion nor contains a disclaimer;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Olsten, a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as of the end of such quarter and a consolidated income statement, balance sheet and statements of cash flow of such entities for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail (and including a complete listing and description of all deferred charges by line item and by category) and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and attested to by the chief financial officer of Olsten (subject to year-end adjustments);

          (c) promptly following receipt thereof, copies of any management letter prepared by the Co-Borrowers' independent certified public accountants relating to the consolidated financial statements of the Co-Borrowers and delivered to Olsten;

          (d) simultaneously with the delivery of the financial statements referred to above, a certificate of the chief financial officer of Olsten (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and
(ii) with computations demonstrating compliance with the covenants contained in Article 10;

          (e) quarterly, on or before the 28th day of each calendar month which immediately succeeds a fiscal quarter end of the Co-Borrowers, through the Termination Date, a duly completed and fully executed Borrowing Base Certificate for the last day of each such fiscal quarter, together with summary aging reports (including a breakdown of Medicare and Medicaid Receivables), in form and substance satisfactory to the Bank;

          (f) simultaneously with the delivery of the annual financial statements referred to in Section 8.08(a), (i) a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof and (ii) an affirmation by such accountants of the information contained in the Borrowing Base Certificate delivered by the Co-Borrowers to the Bank providing information for December of such fiscal year;

          (g) promptly after the Co-Borrowers become aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Co-Borrowers, or any of them, or any of their respective Subsidiaries including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law, which, if determined adversely to the Co-Borrowers or such Subsidiary, would have a material adverse effect on the financial condition, properties, or operations of the Co-Borrowers, taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder;

          (h) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Co-Borrowers with respect thereto;

          (i) as soon as possible and in any event within five days after the Co-Borrowers know or have reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of Olsten setting forth details respecting such event or condition and the action, if any, which the Co-Borrowers or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Co-Borrower, or any of them or an ERISA Affiliate with respect to such event or condition):

               (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable eventregardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

              (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

             (iii)  the institution by PBGC of proceedings under
          Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Co-Borrowers, or any of them or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

              (iv) the complete or partial withdrawal by the Co-Borrowers or any of them or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer plan, or the receipt by the Co-Borrowers, or any of them or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
          Section 4041A of ERISA; and

               (v)  the institution of a proceeding by a
          fiduciary or any Multiemployer Plan against the Co-Borrowers or any ERISA Affiliate to enforce Section
          515 of ERISA, which proceeding is not dismissed within 30 days;

          (j) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 8.08;

          (k) promptly, and in any event within five business days, after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Co-Borrowers, or any of them or any of their respective Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Co-Borrowers, or any of them or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administrator;

          (l) promptly after the commencement thereof or promptly after the Co-Borrowers know of the commencement or threat thereof, notice of any Forfeiture Proceeding;

          (m) promptly following the creation thereof, notice of the creation of any Subsidiary of any Co-Borrower and disclosure in reasonable detail of the assets transferred to or Investments in any such Person;

          (n) promptly, notice of any matter materially adversely affecting the value, enforceability or collectability of the Eligible Receivables taken as a whole including, without limitation, notice of all material customer disputes, offsets, defenses, counterclaims, returns and rejections and all reclaimed or repossessed merchandise or goods;

          (o)  promptly after the occurrence of any Acceptable
Acquisition, notice of the identity of any Acceptable Acquisition and such other information as is included in the press or other public releases disseminated with regard to the Acceptable
Acquisition; and

          (p) such other information respecting the condition or operations, financial or otherwise, of the Co-Borrowers, or any of them or any of their respective Subsidiaries as the Bank may from time to time reasonably request.

          Section 8.09.  Payment of Obligations.  Each
Co-Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material Debt and other material obligations of whatever nature (including any obligation for taxes and wages), except for any Debt or other material obligation which is being contested in good faith and with respect to which on a consolidated basis, adequate reserves in conformity with GAAP shall have been provided on the books of the Co-Borrowers or their Subsidiaries, as the case may be.

          Section 8.10. Consolidated Total Assets. At least 90% of the amount of Consolidated Total Assets of, owned or held by Olsten and its Consolidated Subsidiaries shall at all times be the amount of Consolidated Total Assets of, owned or held by, one or more of the Co-Borrowers.


                 ARTICLE 9.  NEGATIVE COVENANTS.

          So long as the Note shall remain unpaid, or the Bank shall have any Commitment under this Agreement, neither the Co-Borrowers nor any of them shall:

          Section 9.01.  Debt.  Create, incur, assume or suffer
to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

          (a) Debt of the Co-Borrowers under this Agreement or the Note;

          (b) Debt described in Schedule II hereto, and any renewals, extensions or refinancings of any of such items of

Debt, provided, that such renewals, extensions or refinancings are on terms no less favorable to the Co-Borrowers than the original terms of such Debt and that such terms are reasonably satisfactory to the Bank, and further provided, that no such renewals, extensions or refinancings shall increase the Debt (i.e., either with respect to outstandings or availability) of the Co-Borrowers, or any of them, and further provided, that with respect to the item of Debt described in paragraph 3(a) of
Schedule II hereto, the Bank shall at all times be deemed a holder of "Senior Debt" under the instruments or agreements evidencing such scheduled Debt and that any amendment, supplementation or modification of the terms of such scheduled Debt shall be subject to Section 9.09 hereof;

          (c)  Subordinated Debt;

          (d)  Debt of any Co-Borrower to any other Co-Borrower;

          (e) Debt incurred in connection with operating leases entered into by the Co-Borrowers, or any of them, consistent with past practices or in the ordinary course of business;

          (f) Notwithstanding anything contained in Section 9.01 hereof to the contrary and in addition to any of the Debt described in any of Sections 9.01(a)-(j) hereof (other than this Section 9.01(f)), Debt incurred after the date of this Agreement (including, without limitation, Debt of any Co-Borrower to any Subsidiary of any Co-Borrower which is not itself a Co-Borrower and guarantees by any Co-Borrower of the Debt of any Subsidiary of any Co-Borrower which is not itself a Co-Borrower) in an aggregate principal amount not to exceed the difference of $40,000,000 less the amount of the Debt of the Co-Borrowers under this Agreement, the Note or any of the other Facility Documents at any time outstanding as to all such Persons;

          (g) Debt of the Co-Borrowers or any of them secured by purchase money Liens permitted by Section 9.02(i);

          (h) Debt of the Co-Borrowers or any of them secured by a mortgage on the property of Olsten located at One Merrick Avenue, Westbury, New York or any adjacent property in an amount not to exceed $7,000,000 or if such property is sold by Olsten, the property of Olsten or another Co-Borrower located at 175 Broad Hollow Road, Melville, New York and any adjacent property in an amount not to exceed $15,000,000;

          (i) Guarantees by any Co-Borrower of the Debt of any other Co-Borrower; and

          (j) Debt incurred as a result of bid bonds or performance bonds incurred by any Co-Borrower in the ordinary course of its business consistent with past practices.

          Section 9.02. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

          (a) Liens in favor of the Bank securing the Loans hereunder;

          (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

          (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

          (d) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

          (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

          (f) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Co-Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          (h) Liens securing obligations of any Co-Borrower to another Co-Borrower;

          (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that such liens attach only to the property as acquired and do not extend to any additional property of the Co-Borrowers;

          (j)  Liens existing on the date hereof and described on
Schedule II hereto;

          (k)  Liens securing indebtedness permitted by Section
9.01(h) hereof;

          (l)  Notwithstanding anything contained in this Section
9.02 to the contrary, Liens securing indebtedness of any of the Co-Borrowers in an aggregate principal amount outstanding or available to be drawn at any one time respecting all of the Co-Borrowers, not in excess of $1,000,000, provided that such Liens do not attach to the accounts receivable of the Co-Borrowers, or any of them; and

          (m) Liens on accounts receivable acquired by the Co-Borrowers (or any of them) in Acceptable Acquisitions or on accounts receivable of entities acquired by the Co-Borrowers (or any of them) in Acceptable Acquisitions which secure indebtedness provided that all such indebtedness so secured shall not be in excess of $20,000,000 at any one time outstanding.

          Section 9.03. Investments. Notwithstanding anything contained in this Agreement to the contrary, make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire or redeem,or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in (each of the foregoing, an "Investment"), any Person (including, without limitation, any Co-Borrower or any Subsidiary or Affiliate of any Co-Borrower), except (a) any of the following
Investments: (i) obligations issued or guaranteed by states or municipalities within the United States of America and rated at least A-1 by Standard & Poors or an equivalent rating by another recognized credit rating agency approved by the Bank (an "Equivalent Rating"); (ii) obligations issued or guaranteed by the United States of America or any agency or subdivision thereof, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America;
(iii) certificates of deposit, time deposits, Eurodollar certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank, trust company or financial institution) having capital and surplus in an aggregate amount not less than $200,000,000 and rated (i.e., the instrument) at least A-1 by Standard & Poors or an Equivalent Rating, or by the Bank, or by any bank, trust company or financial institution organized under the laws of a jurisdiction other than the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000 and rated (i.e., the instrument) at least A-1 by Standard & Poors or an Equivalent Rating; (iv) commercial paper rated at least Prime-1 by Moody's Investor Services or A-1 by Standard & Poors; (v) repurchase agreements entered into with any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000 or with the Bank, or with any bank, trust company or financial institution organized under the laws of a jurisdiction other than the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000, and which (with respect to any such repurchase agreement referred to in this Section 9.03(v)) are fully secured by obligations of the type described in Section 9.03(ii) hereof and (vi) Investments, other than of any of the types referenced in (a)(i)-(v) above or (b)-(f) below, which are of the same general nature as the Co-Borrowers' Investments existing on the date hereof, including without limitation, loans to franchisees or licensed area representatives of the Co-Borrowers or any of them, provided that the recipient or beneficiary of any such Investment referred to in this Section 9.03(a)(vi) is not an Affiliate of the Co-Borrowers or any of them, and further provided that the aggregate of such Investments (i.e., those referenced in this clause (vi)) do not, at any time, in any case or in the aggregate, exceed $20,000,000; and provided that in the case of any of the Investments referred to in clauses (i), (ii),
(iii) and (iv) above, each such Investment matures or is maturing or being due or payable in full not more than one year after the relevant Person's acquisition thereof; (b) Acceptable Acquisitions with respect to which the amounts paid or payable (which amount includes cash, notes, issuance of equity securities and the assumption of debt) do not at any time, in any case or in the aggregate, exceed $125,000,000 during fiscal year 1995 (excluding the IMI, Norsk Personal Gruppen and OFFiS Unternehmen fur Zeitarbeit GmbH & Co KG acquisitions) and $100,000,000 during any fiscal year of Olsten thereafter (excluding the OFFiS Unternehmen fur Zeitarbeit GmbH & Co KG acquisition during fiscal year 1996) during the term of this Agreement; (c) Investments (including by the purchase of equity securities) to or in non-Subsidiary entities that are Affiliates of the Co-Borrowers, or any of them, provided that such entities are engaged in the business of providing human resource services, including without limitation, health care services, related office management services or related businesses, and that such entities do not become Subsidiaries of the Co-Borrowers or any of them as a result of such loans, advances or investments; (d) Investments to or in any Subsidiary that is not a Co-Borrower; provided, however, that notwithstanding anything contained in this Agreement to the contrary, in the case of any of the Investments referenced in either of clauses (c) or (d) above, such Investments do not, at any time, in any case or in the aggregate (i.e., any such Investments referenced in clause(c) above plus any such Investments referenced in clause (d) above), exceed $20,000,000; (e) Investments in Subsidiaries that are not Co-Borrowers for the purpose of making Acceptable Acquisitions with respect to which the amounts paid or payable (which amount includes cash, notes, issuance of equity securities and the assumption of debt) do not at any time, in any case or in the aggregate, exceed $125,000,000 during fiscal year 1995 and $100,000,000 during any fiscal year of Olsten thereafter during the term of this Agreement; provided that any such Subsidiary must be a "new Subsidiary" within the meaning given to such phrase in Section 13.06 hereof; and (f) Investments to or in any Co-Borrower.

Notwithstanding anything to the contrary in the foregoing paragraphs, for the purpose hereof, the aggregate of the amounts paid or payable with respect to Acceptable Acquisitions under
Section 9.03(b) hereof and Investments in Subsidiaries that are not Co-Borrowers under Section 9.03 hereof may not exceed $125,000,000 during fiscal year 1995 and $100,000,000 during any fiscal year of Olsten thereafter during the term of this Agreement.

          Section 9.04. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests), except: (a) for assets disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any

Co-Borrower may sell, lease, assign, or otherwise transfer its assets to another Co-Borrower; (d) for dispositions of shares of capital stock in connection with a transaction permitted by
Section 9.06; (e) sales or dispositions of assets in arm's length transactions, provided that the aggregate net proceeds of all such sales shall not exceed $50,000,000 in any fiscal year (in addition to the transactions described in any of subsections
(a)-(d) or (f) of this Section 9.04); and (f) the sale of all of the issued and outstanding shares of capital stock of Healthcare Staff Resources, Inc. on or prior to March 10, 1995 by Kimberly Services, Inc. pursuant to a certain Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") dated as of February 17, 1995 between Kimberly Services, Inc. and Careerstaff Unlimited, Inc., provided that no Default or Event of Default shall occur under or with respect to any other section of this Agreement as a result of or after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement.

          Section 9.05. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of its Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Co-Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Co-Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          Section 9.06. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so except: (a) that any such Co-Borrower or Subsidiary may merge into or transfer assets to a Co-Borrower;
(b) that a Co-Borrower may effect any Acceptable Acquisition permitted by Section 9.07 by means of a merger or otherwise provided that if such Acceptable Acquisition is effected by means of a merger, the Co-Borrower shall be the surviving entity, and further provided that in any merger transaction referenced in either (a) or (b) above involving Olsten, Olsten shall be the surviving entity; and (c) for a transaction permitted by Section
9.04 hereof.

          Section 9.07.  Acquisitions.  Make any Acquisition
other than an Acceptable Acquisition.

          Section 9.08.  No Activities Leading to Forfeiture.
None of the Co-Borrowers nor any of their respective Subsidiaries shall engage in the conduct of any business or activity which could result in a Forfeiture Proceeding.

          Section 9.09. Amendments to Indenture; Certain Voluntary Prepayments; etc. Amend, supplement or modify any term or provision of the Indenture or of any Subordinated Debt or of any of the items of Debt referenced in any of Schedule II which would adversely affect the rights of the Bank, including, without limitation, amendments to the subordination provisions of the Subordinated Debt and amendments, modifications or changes which would accelerate the maturity or increase the amount of any payment of principal thereof or which would increase the rate or accelerate the date for the payment of interest thereon, or consent to or permit any such amendment, supplement or modification; or make any voluntary or optional prepayment, repurchase or redemption of or with respect to any Debt other than the item of Subordinated Debt referenced in Schedule II, paragraph 3(a).

          Section 9.10. Corporate Documents; Fiscal Year. Amend, modify or supplement its certificate or articles of incorporation or by-laws in any way which would adversely affect the ability of the Co-Borrowers to perform their obligations hereunder or change its fiscal year.


                ARTICLE 10.  FINANCIAL COVENANTS.

          Note:     The fiscal year-end dates for the 1993, 1994,
1995, 1996, 1997, 1998 and 1999 fiscal years of Olsten are
1/2/94, 1/1/95, 12/31/95, 12/29/96, 12/28/97, 1/3/99 and 1/2/00,
respectively.

          So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

          Section 10.01.  Minimum Consolidated Working Capital.
The Co-Borrowers shall maintain at all times an excess of Consolidated Current Assets over Consolidated Current Liabilities
(hereinafter, "CWC") of not less than the amount set forth below opposite the applicable period:

Period                             Amount
------                             ------

The date hereof through 12/30/95   $149,000,000

12/31/95-12/28/96                  $156,000,000

12/29/96-12/27/97                  CWC as at 12/31/95 plus
                                   $35,000,000

12/28/97-1/2/99                    CWC as at 12/29/96 plus
                                   $35,000,000

1/3/99-1/1/00                      CWC as at 12/28/97 plus
                                   $35,000,000

1/2/00 and thereafter              CWC as at 1/3/99 plus
                                   $35,000,000


          Section 10.02. Minimum Consolidated Tangible Net Worth. The Co-Borrowers shall maintain at all times during each of the periods set forth below, a Consolidated Tangible Net Worth of not less than the amount set forth below opposite such period:


Period                             Amount
------                             ------

1/2/94-12/31/94                    $80,000,000

1/1/95-12/30/95                    Consolidated Tangible Net
                                   Worth as at 1/2/94 plus
                                   $35,000,000

12/31/95-12/28/96                  Consolidated Tangible Net
                                   Worth as at 1/1/95 plus
                                   $35,000,000

12/29/96-12/27/97                  Consolidated Tangible Net
                                   Worth as at 12/31/95 plus
                                   $35,000,000

12/28/97-1/2/99                    Consolidated Tangible Net
                                   Worth as at 12/29/96 plus
                                   $35,000,000

1/3/99-1/1/00                      Consolidated Tangible Net
                                   Worth as at 12/28/97 plus
                                   $35,000,000

1/2/00 and thereafter              Consolidated Tangible Net
                                   Worth as at 1/3/99 plus
                                   $35,000,000


          Section 10.03. Current Ratio. The Co-Borrowers shall maintain, determined as of the last day of each fiscal quarter ending prior to the Termination Date, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 2.00:1.00.

          Section 10.04. Consolidated Total Liabilities To Consolidated Tangible Net Worth Ratio. The Co-Borrowers shall not permit, determined as of the last day of each fiscal quarter ending prior to the Termination Date, the ratio of Consolidated Total Liabilities minus Consolidated Subordinated Debt to Consolidated Tangible Net Worth plus Consolidated Subordinated Debt to be greater than the ratio set forth opposite the applicable period:

Period                                  Ratio
------                                  -----

The date hereof through 12/30/95        1.35

12/31/95-12/28/96                       1.25

12/29/96 and thereafter                 1.00


          Section 10.05. Fixed Coverage Ratio. The Co-Borrowers shall not permit on a consolidated basis determined as of the last day of each fiscal quarter ending prior to the Termination Date, for the period of four consecutive fiscal quarters then ended, the ratio of (i) Net Profit Before Taxes plus Depreciation plus Amortization plus Interest Expense to (ii) Principal Payments plus Dividends plus Interest Expense plus Capital Expenditures, to be less than 2.00:1.00; provided, that the Co-Borrowers shall not permit Net Profit Before Taxes for any four consecutive quarterly periods to be less than or equal to zero ($0) Dollars.

          Section 10.06. Funded Debt to Consolidated Net Operating Cash Flow. The Co-Borrowers shall not permit the ratio of Funded Debt to Consolidated Net Operating Cash Flow to exceed, at any time during the period from the date hereof to but excluding the Termination Date, 2.50:1.00. For purposes of calculating this ratio, Funded Debt shall be determined on the date of calculation and Consolidated Net Operating Cash Flow shall be the aggregate Consolidated Net Operating Cash Flow for the four consecutive quarterly periods immediately preceding the date of calculation.

          Compliance with all of the financial covenants contained in this Article 10 shall be determined by reference to the consolidated financial statements of Olsten and its Consolidated Subsidiaries delivered to the Bank in accordance with Section 8.08 hereof.


                 ARTICLE 11.  EVENTS OF DEFAULT.

          Section 11.01.  Events of Default.  Any of the
following events shall be an "Event of Default":

          (a) The Co-Borrowers shall: (i) fail to pay the principal of the Note as and when due and payable; or (ii) fail to pay interest on the Note or any fee or other amount due hereunder or under any of the other Facility Documents as and when due and payable.

          (b) Any representation or warranty made or deemed made by the Co-Borrowers or any of them in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (c) The Co-Borrowers shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.03 or in Articles 9 or 10; or (ii) fail to perform or observe any term, covenant or agreement on their part to be performed or observed (other than the obligations specifically referred to in Section 11.01(a), Section 11.01(b), Section 11.01(c)(i) or any of Sections 11.01(d)-(h)) which is contained in any Facility Document and such failure shall continue for 30 consecutive days;

          (d)(i) The Co-Borrowers, or any of them or any of their respective Subsidiaries shall: (A) fail to pay any Debt, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Co-Borrowers, or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt; or (ii) any such Debt (other than under the circumstances and with respect to the Debt described in Section 11.01(d)(iii) hereof) shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (iii) the Debentures, or any portion thereof, shall be declared or deemed due and payable or shall be required, pursuant to a "Repurchase Event" (as such term is defined in the Indenture) or otherwise, to be repurchased or prepaid, as the case may be, prior to the stated maturity thereof (including, without limitation, prior to the "Stated Maturity" as such term is defined in the Indenture);

provided, that, for purposes of clauses (i) and (ii) hereof only, such events shall only constitute "Events of Default" if the affected Debt, in any case or in the aggregate, exceeds $1,000,000 in principal amount outstanding; and further provided, that for purposes of clause (iii) hereof only, such events shall only constitute "Events of Default" if the principal amount of Debentures which are declared due and payable or are required to be repurchased or prepaid prior to the stated maturity thereof as set forth in such clause (iii) hereof, in any case or in the aggregate, exceeds $1,000,000.

          (e) The Co-Borrowers, or any of them, or any of their respective Subsidiaries (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its or their assets; or
(iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its or their assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 9.02(b)); or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its or their property; (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or (vii) on a consolidated basis with the other Co-Borrowers, shall cease to be Solvent;

          (f) One or more judgments, decrees or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Co-Borrowers, or any of them, or any of their respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

          (g) An event or condition specified in Section 8.08(i) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Co-Borrowers, or any of them, or any ERISA Affiliate shall incur or in the opinion of the Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Bank, material in relation to the consolidated financial condition, operations, business or prospects taken as a whole of the Co-Borrowers and their Subsidiaries; or

          (h) Any Forfeiture Proceeding shall have been commenced or the Co-Borrowers shall have given the Bank written notice of the commencement of any Forfeiture Proceeding as provided in Section 8.08(l).

          Section 11.02. Remedies. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Co-Borrowers, (a) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Note, all interest thereon and all other amounts payable under this Agreement, the Note or the other Facility Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Co-Borrowers; provided, that notwithstanding the foregoing, upon the occurrence of an Event of Default referred to in any of Sections 11.01(d)(iii), 11.01(e) or 11.01(h) above, the Commitment shall be immediately terminated, and the Note, all interest thereon and all other amounts payable under this Agreement, the Note or the other Facility Documents shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Co-Borrowers.


     ARTICLE 12.  THIS ARTICLE IS INTENTIONALLY LEFT BLANK.


                   ARTICLE 13.  MISCELLANEOUS.

          Section 13.01. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Co-Borrowers and the Bank; and any provision of this Agreement may be waived by the Co-Borrowers, if such provision requires performance by the Bank, without the written consent of the Bank, or by the Bank, if such provision requires performance by the Co-Borrowers or any of them, without the written consent of the Co-Borrowers or any of them. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          Section 13.02. Usury. Anything herein to the contrary notwithstanding, the obligations of the Co-Borrowers under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

          Section 13.03. Expenses. The Co-Borrowers shall reimburse the Bank for all of its reasonable costs and expenses (including, without limitation, the Bank's allocated costs of its in-house counsel) in connection with the enforcement or preservation of any rights under this Agreement, the Note or the other Facility Documents. The Co-Borrowers agree to indemnify the Bank and its Affiliates, directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Co-Borrowers, or any of them, or any of their respective Subsidiaries of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified).

          Section 13.04.  Survival.  The obligations of the
Co-Borrowers under Section 2.03(b), Article V and Section 13.03 shall survive the repayment of the Loans and the termination of the Commitment.

          Section 13.05. Assignment; Participation. This Agreement shall be binding upon, and shall inure to the benefit of, the Co-Borrowers, the Bank and their respective successors and assigns, except that the Co-Borrowers may not assign or transfer their rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of any Loan or the Commitment to another bank or other entity, in which event
(a) in the case of an assignment, upon notice thereof by the Bank to the Co-Borrowers, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Bank hereunder, and concomitantly, the assignor shall, to the extent of such assignment (unless otherwise provided therein), have relinquished such rights and benefits and be released from such obligations; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Co-Borrowers under Article 4 or

Article 5 shall be determined as if the Bank had not sold such participation. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Co-Borrowers in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants); provided that the Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

          Section 13.06. Special Provision With Respect To New Subsidiaries. Upon receiving notice that a Co-Borrower has established a new Subsidiary in accordance with Section 8.08(m), the Bank may require the Co-Borrowers to designate such new Subsidiary to act as a Co-Borrower hereunder, in which case such new Subsidiary shall agree to abide by all of the terms, covenants, conditions and obligations applicable to the Co-Borrowers herein. The Co-Borrowers agree to take all action necessary to cause such new Subsidiary to become a Co-Borrower hereunder promptly upon the request of the Bank. Alternatively, at the option of the Bank, such new Subsidiary may become a guarantor of the Co-Borrowers' obligations hereunder in which event it will execute and deliver a guarantee in form and substance satisfactory to the Bank. Notwithstanding any other provision of this Agreement, no such new Subsidiary shall be formed unless Olsten includes such Subsidiary in its consolidated financial statements required to be delivered hereunder.

          Section 13.07. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Bank by telephone, confirmed by telecopy or other writing, and to the Co-Borrowers by certified or registered mail or by recognized overnight delivery services, to such party at its address on the signature page of this Agreement, provided that notices to the Co-Borrowers, or to any of them, shall be effective if delivered at the following address: 175 Broad Hollow Road, Melville, New York 11747, Attn.: General Counsel. Notices shall be effective:
(a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; (b) if given by recognized overnight delivery service, on the business day following deposit with such service addressed as aforesaid; and (c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid; provided that all notices to the Bank shall be effective upon receipt.

          Section 13.08. Setoff. The Co-Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option without any prior notice to the Co-Borrowers (any such notice being expressly waived by the Co-Borrowers to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Co-Borrowers or any of them at any of the Bank's offices, in Dollars or in any other currency, against any amount payable by the Co-Borrowers or any of them to the Bank under this Agreement, the Note or any other Facility Document which is not paid when due (regardless of whether such balances are then due to the Co-Borrowers), in which case it shall promptly notify the Co-Borrowers thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof. Payments by the Co-Borrowers hereunder shall be made without setoff or counterclaim.

          Section 13.09.  Jurisdiction; Immunities.

          (a) The Co-Borrowers hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, the Note or any other Facility Document, and the Co-Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.
The Co-Borrowers irrevocably consent to the service of any and all process in any such action or proceeding by the mailing (by certified or registered mail) of copies of such process to the Co-Borrowers at the address specified in Section 13.07. The Co-Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Co-Borrowers further waive any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Co-Borrowers further agree that any action or proceeding brought against the Bank shall be brought only in New York State or United States Federal court sitting in New York County. Each of the Bank and each of the Co-Borrowers waives any right it may have to a jury trial.

          (b) Nothing in this Section 13.09 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Co-Borrowers, or any of them, or their or its property in the courts of any other jurisdictions.

          (c) To the extent that the Co-Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Co-Borrowers hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Note and the other Facility Documents.

          Section 13.10.  Table of Contents; Headings.  Any table
of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

          Section 13.11. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          Section 13.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

          Section 13.13. Integration. The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

          Section 13.14.  Governing Law.  This Agreement shall be
governed by, and interpreted and construed in accordance with, the law of the State of New York.

          Section 13.15. Treatment of Certain Information. The Co-Borrowers (a) acknowledge that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of its Subsidiaries or Affiliates and (b) acknowledges that information delivered to the Bank by the Co-Borrowers may be provided to each such Subsidiary and Affiliate.

          Section 13.16. Co-Borrowers' Attorney-in-Fact. Each Co-Borrower, other than Olsten, hereby irrevocably appoints Olsten as such Co-Borrower's attorney-in-fact to act on behalf of such Co-Borrower to execute such documents, instruments or agreements as may be required from such Co-Borrower from time to time pursuant to the terms of the Facility Documents.

          Section 13.17.  Joint and Several Obligations.  Each of
the Co-Borrowers acknowledges and agrees that the obligations and liabilities of the Co-Borrowers for the payment and performance of the Obligations shall be joint and several.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     CO-BORROWERS:


       OLSTEN CORPORATION f/k/a THE OLSTEN CORPORATION
       OLSTEN KIMBERLY QUALITYCARE, INC.
       OLSTEN CERTIFIED HEALTHCARE CORP.
       OLSTEN SERVICE CORP. f/k/a OLSTEN HOLDING COMPANY
       OLSTEN SERVICES OF NEW YORK, INC.
       OLSTEN STAFFING SERVICES, INC. f/k/a FLYING NURSES, INC.
       OLSTEN OF WESTCHESTER, INC.
       OLS HOLDINGS, INC.
       OLSTEN HOME HEALTHCARE, INC.
       NEW YORK HEALTHCARE SERVICES, INC.
       ALL MEDICARE HOME HEALTH AGENCY, INC.
       AMERICAN HOME HEALTH CARE, INC.
       GOLD COAST SOUTH HOME HEALTH AGENCY, INC.
       GULF COAST HOME HEALTH SERVICES CENTRAL, INC.
       GULF COAST HOME HEALTH SERVICES EAST, INC.
       GULF COAST HOME HEALTH SERVICES NORTH, INC.
       GULF COAST HOME HEALTH SERVICES OF FLORIDA, INC.
       GULF COAST HOME HEALTH SERVICES SOUTHWEST, INC.
       GULF COAST HOME HEALTH SERVICES WEST, INC.
       HHC MANAGEMENT, INC.
       IMI SYSTEMS INC.
       KIMBERLY HOME HEALTH CARE, INC.
       KIMBERLY QUALITY CARE INFUSION THERAPY SERVICES, INC.
       KIMBERLY SERVICES, INC.
       QC-MEDI CALIFORNIA, INC.
       QC MEDI-ILLINOIS, INC.
       QC MEDI-LOUISIANA, INC.
       QC-MEDI MASS, INC.
       QC-MEDI OF MICHIGAN, INC.
       QC-MEDI NEW YORK, INC.
       QC MEDI-TENN, INC.
       QUALITY CARE-USA, INC.
       QUALITY CARE, INC.
       QUALITY CARE HEALTH SERVICES, INC.
       QUALITY CARE HOME HEALTH, INC.
       QUALITY CARE OF CONNECTICUT, INC.
       QUALITY CARE SERVICE CORP.
       RAINIER HOME HEALTH CARE, INC.
       SUPERIOR CARE, INC.
       UHH HOME SERVICES CORPORATION
       AMERICARE, INC.
       AMERICARE MEDICAL EQUIPMENT, INC.
       AMERICARE PHARMACEUTICALS, INC.
       BROAD PINES DEVELOPMENT CORP.
       DIRKA CO.
       OLSTEN FLYING NURSES CORP.
       OLSTEN MELVILLE CORP.
       QUALITY MANAGED CARE, INC.

       By:_____________________________________
       Name: Laurin L. Laderoute, Jr.
       Title: Vice President for all of the above Co-Borrowers

       Address for Notices:  175 Broad Hollow Road
                             Melville, New York 11747
                             Attn:  General Counsel

       Telephone No.: (516) 844-7800
       Telefax No.:   (516) 844-7266


     BANK:

          FLEET BANK


          By:_______________________________________
          Name:  Philip A. Davi
          Title: Vice President


          Lending Office and Address for Notices:

          Fleet Bank
          300 Broad Hollow Road
          Corporate Banking Division, 4th Floor
          Melville, New York  11747-4852
          Attn:  Philip A. Davi

          Telephone No.: (516) 547-7834
          Telefax No.:   (516) 547-7701

                            Exhibit A
                            ---------


                      REVOLVING CREDIT NOTE





$___________                                    December 22, 1995



          The undersigned (the "Co-Borrowers"), for value received, hereby jointly and severally promise to pay to the order of Fleet Bank (the "Bank"), at the principal office of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747-4852 (the "Bank"), the principal sum of ____________________________________ ($_________)
Dollars, or, if less, the amount loaned as Revolving Credit Loans by the Bank to the Co-Borrowers pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Agreement. The Co-Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said principal office, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

          The date and amount of each Revolving Credit Loan made by the Bank to the Co-Borrowers under the Agreement referred below, maturity date and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

          This is the Revolving Credit Note referred to in that certain Agreement (as amended, modified or restated from time to time the "Agreement") dated as of December 22, 1995 among the Co-Borrowers and the Bank and evidences the Revolving Credit Loans made by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Agreement.

          The Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

          The Co-Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

          This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

          OLSTEN CORPORATION f/k/a THE OLSTEN CORPORATION
          OLSTEN KIMBERLY QUALITYCARE, INC.
          OLSTEN CERTIFIED HEALTHCARE CORP.
          OLSTEN SERVICE CORP. f/k/a OLSTEN HOLDING COMPANY
          OLSTEN SERVICES OF NEW YORK, INC.
          OLSTEN STAFFING SERVICES, INC. f/k/a FLYING NURSES, INC. OLSTEN OF WESTCHESTER, INC.
          OLS HOLDINGS, INC.
          OLSTEN HOME HEALTHCARE, INC.
          NEW YORK HEALTHCARE SERVICES, INC.
          ALL MEDICARE HOME HEALTH AGENCY, INC.
          AMERICAN HOME HEALTH CARE, INC.
          GOLD COAST SOUTH HOME HEALTH AGENCY, INC.
          GULF COAST HOME HEALTH SERVICES CENTRAL, INC.
          GULF COAST HOME HEALTH SERVICES EAST, INC.
          GULF COAST HOME HEALTH SERVICES NORTH, INC.
          GULF COAST HOME HEALTH SERVICES OF FLORIDA, INC.
          GULF COAST HOME HEALTH SERVICES SOUTHWEST, INC.
          GULF COAST HOME HEALTH SERVICES WEST, INC.
          HHC MANAGEMENT, INC.
          IMI SYSTEMS INC.
          KIMBERLY HOME HEALTH CARE, INC.
          KIMBERLY QUALITY CARE INFUSION THERAPY SERVICES, INC.
          KIMBERLY SERVICES, INC.
          QC-MEDI CALIFORNIA, INC.
          QC MEDI-ILLINOIS, INC.
          QC MEDI-LOUISIANA, INC.
          QC-MEDI MASS, INC.
          QC-MEDI OF MICHIGAN, INC.
          QC-MEDI NEW YORK, INC.
          QC MEDI-TENN, INC.
          QUALITY CARE-USA, INC.
          QUALITY CARE, INC.
          QUALITY CARE HEALTH SERVICES, INC.
          QUALITY CARE HOME HEALTH, INC.
          QUALITY CARE OF CONNECTICUT, INC.
          QUALITY CARE SERVICE CORP.
          RAINIER HOME HEALTH CARE, INC.
          SUPERIOR CARE, INC.
          UHH HOME SERVICES CORPORATION
          AMERICARE, INC.
          AMERICARE MEDICAL EQUIPMENT, INC.
          AMERICARE PHARMACEUTICALS, INC.
          BROAD PINES DEVELOPMENT CORP.
          DIRKA CO.
          OLSTEN FLYING NURSES CORP.
          OLSTEN MELVILLE CORP.
          QUALITY MANAGED CARE, INC.

          By______________________________________________
          Name:  Laurin L. Laderoute, Jr.
          Title: Vice President

                           Exhibit A-1
                           -----------


                        FORM OF TERM NOTE




$___________                                    December 15, 1996



          [Insert names of Co-Borrowers] (the "Co-Borrowers"), for value received, hereby jointly and severally promise to pay to the order of Fleet Bank (the "Bank"), at the principal office of Fleet Bank at __________________________________________________ (the
"Bank"), the principal sum of ____________________________________
($_________) Dollars, in lawful money of the United States of America and in immediately available funds, in the principal amounts, on the dates and in the manner provided in the Agreement described below. The Co-Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said principal office, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

          The date and amount of each payment or prepayment of principal hereof, the date of each interest rate conversion or continuation pursuant to Section 3.04 of the Agreement described below and the principal amount subject thereto and the Interest Period and interest rate applicable thereto shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

          This is the Term Note referred to in that certain Agreement (as amended, modified or restated from time to time the "Agreement") dated as of ______________, 1995 among the Co-Borrowers and the Bank and evidences the Term Loan made by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Agreement.

          The Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

          The Co-Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

          This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.


                                   [INSERT NAMES OF CO-BORROWERS]

                            Exhibit C
                            ---------


                             Form of
                   Borrowing Base Certificate
                   --------------------------

          Reference is made to that certain Credit Agreement dated

as of ___________, 199_ (the "Agreement") by and between The Olsten

Corporation and certain of its subsidiaries signatory thereto (the

"Co-Borrowers") and Fleet Bank (the "Bank").  All capitalized terms used herein and not defined herein shall have the respective meanings given to them in the Agreement.

          The undersigned hereby certifies to the Bank that as of

__________, 199_ the following information was true, correct and accurate:

                                   Column 1  Column 2  Column 3
                                   Total     Percent   Col. 1 x
                                                       Col. 2


A.   Available Borrowing Base

     Eligible Receivables          $_____    85%    $
     (other than Eligible                            ============
     Receivables from Medicare
     or Medicaid) (no more than
     63 days past invoice date)

     Eligible Receivables          $______   70%    $
     (other than Eligible Receivables                ============
     from Medicare or Medicaid)
     (at least 64 days but no more
     than 91 days past invoice date)

     Eligible Receivables which    $______   50%    $
     are Medicare and Medicaid                       ============
     Receivables (not more than
     91 days past their invoice date)

     Available Borrowing Base                       $
                                                     ============

B.   Under the Agreement

     1.   Commitment                                $
                                                     ============

     2.   Outstanding Principal                     $
          Amount of Note                             ============

     3.   Remaining Commitment                      $
          (Item B1 minus Item B2)*                   ============

C.   Under the "Credit Agreement"

     1.   Revolving Credit Commitment                $125,000,000
                                                      ===========
     2.   Total Aggregate Outstanding                $
          Principal Amount of Notes                   ===========

     3.   Remaining Revolving Credit                 $
          Commitment (Item C1 minus                   ===========
          Item C2)

     4.   Letter of Credit Commitment                $ 75,000,000
                                                      ===========
     5.   Aggregate LC Outstandings                  $
                                                      ===========
     6.   Remaining Letter of Credit                 $
          Commitment (Item C4 minus                   ===========
          Item C5)*

D.   Remaining Availability (Item A                  $
     minus the aggregate of Items B2,                 ===========
     C2 and C5)*

E.   Mandatory Prepayment, if any (the               $
     amount necessary to cause Item B2                ===========
     to be equal to or less than Item
     B1 and [, without duplication,]
     the amount necessary to cause the
     aggregate of Items B3, C3 and C6
     to be equal to or less than
     Item A)


     IN WITNESS WHEREOF, the undersigned has executed this

certificate this ____ day of ________, 19__.


                         OLSTEN CORPORATION


                         By:______________________________
                              Name:
                              Title:  Chief Financial Officer






          *Negative nubers are to be entered as "$0".

                      REVOLVING CREDIT NOTE





$___________                                    December 22, 1995



          The undersigned (the "Co-Borrowers"), for value received, hereby jointly and severally promise to pay to the order of Fleet Bank (the "Bank"), at the principal office of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747-4852 (the "Bank"), the principal sum of ____________________________________ ($_________)
Dollars, or, if less, the amount loaned as Revolving Credit Loans by the Bank to the Co-Borrowers pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Agreement. The Co-Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said principal office, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

          The date and amount of each Revolving Credit Loan made by the Bank to the Co-Borrowers under the Agreement referred below, maturity date and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

          This is the Revolving Credit Note referred to in that certain Agreement (as amended, modified or restated from time to time the "Agreement") dated as of December 22, 1995 among the Co-Borrowers and the Bank and evidences the Revolving Credit Loans made by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Agreement.

          The Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

          The Co-Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

          This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

          OLSTEN CORPORATION f/k/a THE OLSTEN CORPORATION
          OLSTEN KIMBERLY QUALITYCARE, INC.
          OLSTEN CERTIFIED HEALTHCARE CORP.
          OLSTEN SERVICE CORP. f/k/a OLSTEN HOLDING COMPANY
          OLSTEN SERVICES OF NEW YORK, INC.
          OLSTEN STAFFING SERVICES, INC. f/k/a FLYING NURSES, INC. OLSTEN OF WESTCHESTER, INC.
          OLS HOLDINGS, INC.
          OLSTEN HOME HEALTHCARE, INC.
          NEW YORK HEALTHCARE SERVICES, INC.
          ALL MEDICARE HOME HEALTH AGENCY, INC.
          AMERICAN HOME HEALTH CARE, INC.
          GOLD COAST SOUTH HOME HEALTH AGENCY, INC.
          GULF COAST HOME HEALTH SERVICES CENTRAL, INC.
          GULF COAST HOME HEALTH SERVICES EAST, INC.
          GULF COAST HOME HEALTH SERVICES NORTH, INC.
          GULF COAST HOME HEALTH SERVICES OF FLORIDA, INC.
          GULF COAST HOME HEALTH SERVICES SOUTHWEST, INC.
          GULF COAST HOME HEALTH SERVICES WEST, INC.
          HHC MANAGEMENT, INC.
          IMI SYSTEMS INC.
          KIMBERLY HOME HEALTH CARE, INC.
          KIMBERLY QUALITY CARE INFUSION THERAPY SERVICES, INC.
          KIMBERLY SERVICES, INC.
          QC-MEDI CALIFORNIA, INC.
          QC MEDI-ILLINOIS, INC.
          QC MEDI-LOUISIANA, INC.
          QC-MEDI MASS, INC.
          QC-MEDI OF MICHIGAN, INC.
          QC-MEDI NEW YORK, INC.
          QC MEDI-TENN, INC.
          QUALITY CARE-USA, INC.
          QUALITY CARE, INC.
          QUALITY CARE HEALTH SERVICES, INC.
          QUALITY CARE HOME HEALTH, INC.
          QUALITY CARE OF CONNECTICUT, INC.
          QUALITY CARE SERVICE CORP.
          RAINIER HOME HEALTH CARE, INC.
          SUPERIOR CARE, INC.
          UHH HOME SERVICES CORPORATION
          AMERICARE, INC.
          AMERICARE MEDICAL EQUIPMENT, INC.
          AMERICARE PHARMACEUTICALS, INC.
          BROAD PINES DEVELOPMENT CORP.
          DIRKA CO.
          OLSTEN FLYING NURSES CORP.
          OLSTEN MELVILLE CORP.
          QUALITY MANAGED CARE, INC.

          By______________________________________________
          Name:  Laurin L. Laderoute, Jr.
          Title: Vice President